EXECUTION COPY
Exhibit 10(i)(F)
Dated      July 2006
for
QIMONDA AG
coordinated by
CITIGROUP GLOBAL MARKETS LIMITED
CREDIT SUISSE, LONDON BRANCH
J.P. MORGAN PLC
ABN AMRO BANK N.V., NIEDERLASSUNG DEUTSCHLAND
DEUTSCHE BANK AG
BAYERISCHE HYPO- UND VEREINSBANK AG
with
CITIBANK INTERNATIONAL PLC
acting as Agent

MULTICURRENCY
REVOLVING CREDIT FACILITY AGREEMENT
EURO 250,000,000

i

ii

THIS AGREEMENT is dated     July 2006 and made between
(1)	QIMONDA AG, a company incorporated under the laws of Germany registered with the commercial register of the local court of München under HRB 142545 (the “Company”);
(2)	THE PERSONS listed in Part 2 of Schedule 1 (The Original Borrowers) as borrowers (collectively and subject to any resignation in accordance with Clause 27.3 (Resignation of Borrowers) of this Agreement, the “Original Borrowers”);
(3)	QIMONDA AG as original guarantor (the “Original Guarantor”);
(4)	CITIGROUP GLOBAL MARKETS LIMITED, CREDIT SUISSE, LONDON BRANCH, J.P. MORGAN PLC, ABN AMRO BANK N.V., NIEDERLASSUNG DEUTSCHLAND, DEUTSCHE BANK AG. AND BAYERISCHE HYPO- UND VEREINSBANK AG (whether acting together or individually, the “Mandated Lead Arranger”);
(5)	THE FINANCIAL INSTITUTIONS listed in Part 1 of Schedule 1 (Lenders’ Commitments) as lenders (the “Original Lenders”);
(6)	CITIBANK INTERNATIONAL PLC as agent of the Lenders (the “Agent”).
IT IS AGREED as follows:
SECTION 1
DEFINITIONS
1.	DEFINITIONS AND INTERPRETATIONS
1.1	Definitions

In this Agreement:

“Acceptable Bank” means:
(a)	a bank or financial institution which has a rating for its long-term unsecured and non-credit enhanced debt obligations of A+ or higher by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or A+ or higher by Fitch Ratings Ltd and A1 or higher by Moody’s Investor Services Limited; or

(b)	any other bank or financial institution approved by the Agents.
“Accession Agreement” means an agreement substantially in the form of Schedule 3 (Accession Agreement).
“Additional Borrower” means any company which has become a Borrower in accordance with Clause 27.2 (Additional Borrowers).
“Additional Guarantor” means a member of the Group (other than the Original Guarantor) which becomes an Additional Guarantor in accordance with Clause 19.6 (Additional Guarantors) of this Agreement and is not released as a Guarantor in accordance with Clause 19.8 (Release of Guarantors) of this Agreement.
“Additional Guarantor Event” means:
(a)	the incurrence by a Subsidiary of the Company of any Financial Indebtedness (other than pursuant to (i) an Existing Facility or (ii) a Subsidised Financing, the terms of which prohibit the granting of guarantees by such Subsidiary); or

(b)	the refinancing of any Existing Facility by a Subsidiary of the Company or a change of borrower of such facility; or

(c)	where any Subsidiary is required to give a Guarantee to the Lenders under the Finance Documents in circumstances where the aggregate Net PPE of Qimonda B.V. and its Subsidiaries (calculated on an unconsolidated basis and excluding intra-Group items) represent less than 66 2/3% of the consolidated Net PPE of the Group as contemplated in Clause 18.4(h) (Senior Bonds Issue).
“Additional Obligor” means an Additional Borrower or an Additional Guarantor.
“Advance” means the principal amount drawn down by a Borrower pursuant to a Drawdown Notice in respect of the Facility or the principal amount outstanding thereunder, as the context may require.
“Affiliate” means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company.
“Agent” means Citibank International plc, or such other bank as may from time to time be appointed in its place pursuant to the provisions of Clause 21.14 (Resignation and Removal).
“Agent’s Spot Rate of Exchange” shall have the meaning given to it in Clause 6.3 (Agent’s Spot Rate of Exchange).
“Annual Projections” in relation to the Group means:
(a)	in relation to the period beginning on 1 October 2006 and ending 30 September 2007, the base case model in the agreed form to be delivered by the Company to the Agent pursuant to Clause 4.1 (Conditions Precedent to first Advance); and

(b)	in relation to any other period, any annual projections delivered by the Company to the Agent in respect of that period pursuant to Clause 18.2(e) (Annual Projections).
“ASCI” means the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht kredietwezen 1992) as amended, restated or re-enacted from time to time.
“Associated Costs” means in relation to an Advance or an Unpaid Sum:
(a)	in relation to a Lender or Lenders lending from a Facility Office in the UK, the percentage rate per annum caused by the fee imposed on such Lender or Lenders by the Financial Services Authority of the UK and the cash ratio deposit requirements (including any special deposit requirements) of the Bank of England, if any, and determined by the Agent in accordance with Schedule 7 (Associated Costs Formulae); and

(b)	in relation to a Lender or Lenders which are required to comply with the regulations of the European Central Bank or the European System of Central Banks, the percentage rates per annum notified to the Agent as being the cost, expressed as a percentage rate per annum, incurred by that or, as the case may be, those Lender(s) in making, maintaining or funding its/their respective share of the Advance or the Unpaid Sum as a result of compliance with any applicable reserve requirements imposed by the European Central Bank or the European System of Central Banks, such notification to the Agent to be made on the first day of each Term (or as soon as possible thereafter). Paragraphs 9. to 11. of Schedule 7 (Associated Costs Formulae) shall apply mutatis mutandis.
“Availability Period” means the period from the Closing Date until the date falling one month prior to the Final Maturity Date (both dates inclusive).
“Borrowers” means the Original Borrowers and the Additional Borrowers.

“Business Day” means
(a)	if on that day a payment in or a purchase of or a rate determination for a currency (other than Euro) is to be made, a day (other than a Saturday or a Sunday) on which banks are open for general business in London and, if on that day a payment in or a purchase of a currency (other than Euro) is to be made, in the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of or a rate determination for Euro is to be made, a TARGET Day, and otherwise, a day (other than a Saturday or a Sunday) on which banks are open for general business in London.
“Cash and Cash Equivalents” means at any time and on a consolidated basis, the aggregate amount of:
(a)	cash in hand or on deposit;

(b)	certificates of deposit maturing within three months after the relevant date of calculation;

(c)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area immediately prior to 1 January 2004 or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within three months after the relevant date of calculation and not convertible or exchangeable to any other security;

(d)	commercial paper not convertible or exchangeable to any other security:
(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area immediately prior to 1 January 2004 or any Participating Member State;

(iii)	which matures within three months after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(e)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(f)	any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or F-1 or higher by Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited and which invest substantially all their assets in securities of the types described in paragraphs (b) to (e) above; or

(g)	any other debt security approved by the Majority Lenders,
in each case to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Encumbrance.

“Change of Control” means any Person or group of Persons acting in concert (other than Infineon Technologies AG or any of its Affiliates) which does not have control of the Company on the date hereof gaining direct or indirect control of the Company.
For the purposes of this definition:
“control” of the Company means:
(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)	cast, or control the casting of, more than 35% of the voting shares (Stammaktien) of the Company; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company or appoint or remove all or a majority of the members of the part of the supervisory board (Aufsichtsrat); or

(C)	give directions or cause directions to be given with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of the Company are obliged to comply.
(ii)	the holding and owning legally and beneficially of more than 35% of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
“acting in concert” means a group of Persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Company, to obtain or consolidate control of the Company.
“Closing Date” means the date of completion of the IPO.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Commencement Date” means the earlier of:
(a)	the date following three (3) months after the date of this Agreement; and

(b)	the Closing Date.
“Commitment” means:
(a)	for an Original Lender the amount in Euro set opposite the name of each Lender in Schedule 1 (Lenders’ Commitments) under the heading “Commitments” and the amount of any other commitment it acquires; and

(b)	for any other Lender, the amount of any commitment it had upon becoming a Lender and the amount of any other commitment it acquires, to the extent not cancelled, transferred or reduced under this Agreement.
“Compliance Certificate” shall have the meaning given to it in Clause 18.5 (Financial Covenants).
“Covenant Test Date” shall have the meaning given to it in Clause 18.5 (Financial Covenants).

“CTA” means the contractual trust arrangement in respect of pension liabilities of one or more Group Companies.
“Default Rate” shall have the meaning given to it in Clause 12.1(a).
“Designated Term” has the meaning as set forth in Clause 12.1(a).
“Drawdown Date” means the date specified in the Drawdown Notice pursuant to Clause 5.1 (Drawdown Notice), at which the relevant Advance is to be made.
“Drawdown Notice” shall mean a notice of borrowing, substantially in the form as specified in Schedule 2 (Drawdown Notice).
“EBIT” means, on a consolidated basis, earnings of the Group before interest, taxes and extraordinary items.
“Encumbrance” means any mortgage, pledge, lien, charge (whether fixed or floating), assignment, hypothecation, security interest, title retention, and any other preferential right in rem (including any trust arrangement of similar effect) (dingliche Sicherheit) whether relating to existing or future assets or revenues.
“Environmental Laws” means all or any laws, statute, rule, regulation, treaty, by-law, code of practice, order, notice, decision of the courts or of any Governmental Authority or agency or any other regulatory or other body in any jurisdiction relating to Environmental Matters and which is binding on any member of the Group.
“Environmental Matters” means (a) the generation, deposit, disposal, keeping, treatment, transportation, transmission, handling, importation, exportation, processing, collection, sorting, presence or manufacture of any waste; (b) defective premises, health and safety at work or elsewhere, and (c) the pollution, conservation or protection of the environment (both natural and built) or of man or any living organisms supported by the environment or any other matter whatsoever affecting the environment or any part of it.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any person treated as a single employer with any Obligor under section 414(b), (c), (m) or (o) of the Code or, solely for the purposes of section 302 of ERISA or section 412 of the Code, under any other provision of section 414 of the Code.
“ERISA Event” means:

(a)	(i)	the occurrence of a reportable event, within the meaning of section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; or
	(ii)	the requirements of section 4043(b) of ERISA applied with respect to a contributing sponsor, as defined in section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;
(b)	the application for a minimum funding waiver with respect to a Plan;

(c)	the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in section 4041(e) of ERISA);

(d)	the cessation of operations at a facility of any Obligor or any ERISA Affiliate in the circumstances described in section 4062(e) of ERISA;
(e)	the withdrawal by any Obligor or any ERISA Affiliate from a Plan during a plan year for which it was a substantial employer, as defined in section 4001(a)(2) of ERISA;
(f)	the conditions for imposition of a lien under section 302(f) of ERISA shall have been met with respect to any Plan;
(g)	the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to section 307 of ERISA; or
(h)	the institution by the PBGC of proceedings to terminate a Plan pursuant to section 4042 of ERISA, or the occurrence of any event or condition described in section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
“EURIBOR” means, in relation to an Advance denominated in Euro, the interest rate appearing on the relevant Reuters screen or if such page is not available the relevant Telerate screen or such other page as may replace such pages, expressed as an annual interest rate, determined by the Banking Federation of the European Union, for deposits in Euro, as of 11:00 a.m. Brussels time, on the Interest Rate Determination Date for a period corresponding to the relevant Term.
“Euro” and “€” shall mean the lawful currency of the member states of the European Monetary Union.
“Event of Default” means any of the events specified as such in Clause 20.1 (Events of Default).
“Existing Facilities” means:
(a)	the €124,000,000 non-recourse project financing facility granted to Qimonda Portugal S.A. on 28 April 2005 by the European Investment Bank; and
(b)	the $33,688,000 notes issued on 28 January 2000 and payable to a governmental entity by Qimonda Richmond LLC.
“Existing Guarantees” means Guarantees as in effect on the date of this Agreement and given in respect of the Financial Indebtedness of:
(a)	Advanced Mask Technology Center GmbH & Co. KG, namely:
(i)	a payment guarantee for external loan financing in the amount of €18,666,667;

(ii)	guarantees relating to subsidies from governmental or supranational institutions in the amount of €2,484,256; and
(b)	Maskhouse Building Administration GmbH & Co. KG, as a payment guarantee for external loan financing in the amount of €23,203,125.
“Extended Final Maturity Date” means the date falling on the fourth anniversary of the Commencement Date.
“Extending Lenders” shall have the meaning given in Clause 7.4(a)(iv)(A).
“Extension Notice” means the written notice given or to be given by the Company to the Agent pursuant to Clause 7.4(a)(i).

“Extension Transitory Period” means the period of time from and including the Notification Date to and including the Initial Final Maturity Date.
“Facility” means the revolving loan facility described in Clause 2.1 (Facility).
“Facility Office” means the office(s) notified by a Lender to the Agent:
(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,
as the office(s) through which it will perform all or any of its obligations under this Agreement.
“Fee Letter” means both (i) the letter dated on or around the date of this Agreement between the Company and the Agent relating to the upfront fee referred to in Clause 22.1 (Upfront Fee), and (ii) the letter dated on or around the date of this Agreement between the Company and the Agent relating to the agency fee referred to in Clause 22.3 (Agency Fee).
“Final Maturity Date” means the later of (a) the Initial Final Maturity Date and (b) subject to an extension to that date pursuant to Clause 7.4(a) (Extension), the Extended Final Maturity Date.
“Finance Documents” means this Agreement, an Accession Agreement, the Subordination Agreement, a Transfer Agreement (as defined in Clause 27.4 (Assignment and Transfer by the Lenders)), the Fee Letter and any other document designated as such by the Agent and the Company.
“Finance Party” means the Mandated Lead Arranger, a Lender and the Agent which expression shall include each of the same severally.
“Financial Indebtedness” means any indebtedness incurred by a Person in respect of:
(a)	borrowed money (including without limitation amounts raised under any debenture, bond, note or other similar instrument and under any acceptance credit, whether for own account or account of any other Person);
(b)	the deferred purchase price of assets or services which in accordance with applicable generally accepted accounting principles would be shown to be a liability on the liability side of a balance sheet where payment is outstanding for more than 180 days and such extension of payment has been entered into primarily as a method of raising finance;
(c)	granting guarantees, suretyships or the entering into of similar obligations and arrangements securing Financial Indebtedness of another Person;
(d)	capital leases as determined in accordance with applicable generally accepted accounting principles;
(e)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into with banks or financial institutions other than, for the avoidance of doubt, derivative transactions where the relevant person has no indebtedness or financial obligation other than an initial transaction premium or fee payable in the ordinary course of business (and, except for non-payment of an amount, only the net liability calculated on the basis of the then marked to market value of the derivative transaction will be taken into regard to calculate its amount);
(f)	amounts raised under any other transaction having the commercial effect of a borrowing or raising of money; or

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, and in calculating the amount of Financial Indebtedness, no amount shall be taken into account more than once in the same calculation.
“Finco” means a special purpose finance vehicle subject to the provisions of Clause 18.4(k) (Finco Ring-fencing) and which is a direct Subsidiary of the Company.
“Fiscal Year” means the fiscal year of the Group running from 1 October of one year through 30 September of the next following year.
“Governmental Authority” means any federal, state or local court or governmental agency, authority, instrumentality or regulatory body, whether domestic or foreign, with appropriate jurisdiction.
“Group” or “Group Companies” means the Company and its fully consolidated Subsidiaries, and “Group Company” or “member of the Group” means any one of them.
“Guarantee” means the guarantee granted by the Original Guarantor pursuant to Clause 19 (Guarantee) and each Guarantee which will be granted by the Additional Guarantors pursuant to Clause 19 (Guarantee) upon the execution of a duly executed Accession Agreement, substantially in the form of Schedule 3 (Accession Agreement).
“Guarantors” means the Original Guarantor and the Additional Guarantors.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“IFRS” means International Financial Reporting Standards.
“Infineon Loans” means the following shareholder loans granted by Infineon Technologies Holding B.V. in favour of the Company in the following amounts:
(a)	US$345,000,000 as of 27 June 2006;
(b)	US$130,000,000 as of 27 June 2006; and
(c)	US$90,000,000 as of 28 June 2006.
“Information Package” means the following documents approved by the Company and delivered to the Mandated Lead Arrangers prior to the date hereof in connection with syndication of the Facility established hereby:
(a)	the Annual Projections referred to in paragraph (a) of the definition of “Annual Projections”; and
(b)	the offering memorandum issued in connection with the IPO.
“Initial Final Maturity Date” means the date falling three (3) years from the Commencement Date.
“Initial Minimum Tangible Net Worth” shall have the meaning given to it in Clause 18.5(b)(iii).
“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in section 4001(a)(18) of ERISA.
“Interest Rate” means the sum of the relevant Reference Interest Rate and the Margin.

“Interest Rate Determination Date” means the second Business Day prior to the commencement of a Term, and in relation to Pound Sterling as Optional Currency, the day of the commencement of a Term.
“Intra-Group Debt” means any Financial Indebtedness owed by one member of the Group to another member of the Group.
“IPO” means a listing of or the admission to trading of not less than 15% of the ordinary share capital of the Company on the New York Stock Exchange, Inc. or any other stock exchange in the U.S. or the European Union or any other similar sale or issue by way of flotation or public offering or any equivalent circumstances in relation to the Company.
“Joining Lender” means, unless otherwise stated, the Joining Lender referred to in Clause 27.4 (Assignment and Transfer by the Lenders).
“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any entity in which any member of the Group has an interest and which is not a Subsidiary of that member of the Group.
“Lender’s Affiliated Company” means a Subsidiary of a Lender or the Person the Subsidiary of which is such Lender, or any other Subsidiary of that Person.
“Lender” means:
(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a party to this Agreement in accordance with Clause 27.4 (Assignment and Transfer by the Lenders), which in each case has not ceased to be a party to this Agreement in accordance with its terms.
“LIBOR” means, in relation to an Advance denominated in US Dollars or in an Optional Currency (other than Euro), the interest rate appearing on the relevant Reuters page or, if such page is not available, the relevant Telerate screen, or such other page as may replace such pages, expressed as an annual interest rate for deposits in such Optional Currency as of 11:00 a.m. on the Interest Rate Determination Date for a period corresponding to the relevant Term.
“Majority Lenders” means, at any time, Lenders:
(a)	whose participation in the Advances then outstanding aggregate more than 66 2/3 per cent of all the Advances then outstanding; or
(b)	if there are no Advances then outstanding, whose Commitments then aggregate more than 66 2/3 per cent of the Total Commitments; or
(c)	if there are no Advances then outstanding and the Total Commitments have been reduced to nil, whose Commitments aggregated more than 66 2/3 per cent of the Total Commitments immediately before the reduction.
“Margin” shall have the meaning given to it in Clause 9.2 (Margin).
“Marketable Securities” means, at any time and on a consolidated basis, the aggregate fair value of all marketable securities treated as such in accordance with US GAAP, provided that in respect of the calculation of Minimum Liquidity for the purposes of Clause 18.5(b)(ii) and Clause 4.2(b), such marketable securities shall exclude any equity securities or any securities which are convertible or exchangeable into equity securities.
“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of the Company or the Group taken as a whole which adversely affects the ability of an Obligor to perform its payment obligations under the Finance Documents; or
(b)	the validity or enforceability of the rights or remedies of any Finance Party under any of the Finance Documents.
“Material Subsidiary” means any fully consolidated Subsidiary of the Company from time to time
(a)	the value of the total assets (in the case of a Subsidiary which itself has Subsidiaries, total consolidated assets) of which exceeds 5% of the total consolidated assets of the Group, as determined from the most recent (where available) audited (consolidated) financial statements of such Subsidiary and of the Group; or
(b)	the turnover of which (in case of a Subsidiary which itself has Subsidiaries consolidated turnover) exceeds 10% of the consolidated turnover of the Group, as determined from the most recent (where available) audited (consolidated) financial statements of such Subsidiary and of the Group.
The Subsidiaries which, as of 31 March 2006, qualify as Material Subsidiaries are listed in Schedule 8 (Material Subsidiaries).
“Minimum Liquidity” means the sum of Cash and Cash Equivalents and Marketable Securities.
“Minimum Tangible Net Worth” shall have the meaning given to it in Clause 18.5(b)(iii).
“Multiemployer Plan” means a multiemployer plan, as defined in section 4001(a)(3) of ERISA, to which any Obligor or any ERISA Affiliate is making or accruing an obligation to make contributions.
“Net PPE” in relation to a Group Company, means at any time and on a consolidated basis, the aggregate net book value of all property, plant and equipment treated as such in accordance with the generally accepted accounting principles applicable in the Relevant Jurisdiction excluding any assets that have been encumbered as permitted under paragraphs (h) and (i) of the definition of “Permitted Encumbrances”.
“Non-Extending Lenders” shall have the meaning given in Clause 7.4(a)(iv)(B).
“Notification Date” means the date falling twenty (20) days after delivery of the Extension Notice by the Company to the Agent.
“Obligors” means the Borrowers and the Guarantors.
“OECD” means the Organization for Economic Cooperation and Development founded by treaty as of 14 December 1960.
“Optional Currency” means US Dollars and, with the prior approval of the Lenders, any currency other than Euro which is for the time being freely transferable and convertible into Euro and deposits of which are readily available and freely dealt in the European Interbank Market.
“Original Borrowers” means each of the Persons listed in Part 2 of Schedule 1 (The Original Borrowers) (collectively and subject to resignation in accordance with Clause 27.3 (Resignation of Borrowers) of this Agreement) each in its capacity as borrower.
“Original Euro Amount” of an Advance is the amount of such Advance in Euro if it had been drawn and had remained denominated throughout its Term in Euro.
“Original Guarantor” means Qimonda AG.

“Participating Member State” means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Permitted Encumbrances” means:
(a)	Encumbrances arising in the ordinary course of business solely by operation of law (or by an agreement evidencing the same) and not as a result of any default or omission by any member of the Group;

(b)	Encumbrances existing on the date hereof and disclosed to the Mandated Lead Arranger prior to the date of this Agreement;

(c)	Encumbrances existing over the assets of any Person which becomes subject to Clause 18.4(a) (Negative Pledge) after the date of this Agreement (which Encumbrances were existing at the time at which such Person became subject to Clause 18.4(a) (Negative Pledge));

(d)	Encumbrances existing over assets acquired by any member of the Group after the date of this Agreement (which Encumbrances were existing at the time of the acquisition of such assets) and which will be unconditionally discharged and released no later than six months following such acquisition;

(e)	Encumbrances created or permitted to exist with the consent of the Majority Lenders;

(f)	Encumbrances arising in connection with a retention of title arrangement entered into in the ordinary course of business under customary general business conditions;

(g)	Encumbrances provided to lenders under any subsidised financing or export financing scheme operated in a member country of the OECD in compliance with standard market practice;

(h)	Encumbrances created by a Finco to secure Financial Indebtedness incurred by that Finco for the financing of a specific project or projects on a non-recourse basis where no member of the Group has any contractual liability, actual or contingent, in respect of such Financial Indebtedness save for a pledge over the shares in such Finco to the extent that is customarily required for such project financings of this nature;

(i)	Encumbrances created by a member of the Group (other than the Company, a Material Subsidiary or any Holding Company of a Material Subsidiary) for the financing of a specific project or projects on a non-recourse basis where no member of the Group has any contractual liability, actual or contingent, in respect of such Financial Indebtedness provided that the aggregate total assets of the Group that have been encumbered pursuant to this paragraph (i) shall not at any time exceed 5% of the consolidated total assets of the Group for the term of the Facility;

(j)	Encumbrances arising under the general business conditions of any financial institution with whom any member of the Group maintains a banking relationship in the ordinary course of business;

(k)	Encumbrances arising under any cash management, netting or set-off arrangement or framework/master agreements relating to derivatives transactions entered into by a member of the Group in the ordinary course of its financing arrangements;

(l)	Encumbrances created in connection with asset backed securitisation transactions to the extent that Clause 18.4(b) (Disposals) allows the sale and transfer of receivables and/or inventories and that such sale and transfer may be considered an Encumbrance under applicable law and/or applicable generally accepted accounting principles;

(m)	Encumbrances arising from or related to a disposal of assets to any person whose core business is the leasing business (Leasinggesellschaften) to the extent that such disposal of assets is allowed under Clause 18.4(b) (Disposals) and the amount of indebtedness being secured does not exceed Euro 150,000,000;

(n)	Encumbrances created to secure the refinancing of any indebtedness permitted to be secured by the provisions of subparagraphs (a) to (m) above to the extent that the relevant assets have already been subject to an Encumbrance securing the indebtedness arising from the preceding financing (and the amount of the indebtedness is not increased); and

(o)	any Encumbrances created or subsisting to secure any obligations incurred in order to comply with the requirements of section 8a of the German Altersteilzeitgesetz or pursuant to section 7d of the German Social Security Code (Sozialgesetzbuch IV) (in each case if and to the extent the obligations so secured constitute Financial Indebtedness); and

(p)	Encumbrances securing Financial Indebtedness the amount of which (when aggregated with the amount of any other Financial Indebtedness which has the benefit of an Encumbrance not allowed under the preceding sub-paragraphs) does not exceed Euro 75,000,000 or its equivalent at any time.
“Permitted Financial Indebtedness” means Financial Indebtedness:
(a)	under the Finance Documents;

(b)	of the Company that is subordinated to the Facility in accordance with the terms set out in Schedule 11 (Subordination);

(c)	under Existing Facilities (i) as in effect on the date of this Agreement and (ii) any refinancing thereof to the extent a guarantee has been granted by the relevant borrower and guarantor Group Companies in favour of the Lenders pursuant to an Additional Guarantor Event;

(d)	which is unsecured bank or financial institutional debt, the outstanding principal amount of which when aggregated with the then outstanding principal amount under the Finance Documents (at paragraph (a)) and the aggregate actual and contingent liabilities or guarantees given in respect of Financial Indebtedness of any Joint Venture (under paragraph (c) of the definition of “Permitted Guarantees”) does not at any time exceed Euro 500,000,000 (or its equivalent) for the Group as a whole, provided that (i) the aggregate outstanding principal amount of such Financial Indebtedness incurred by Subsidiaries of the Company (other than Subsidiaries which have incurred any such Financial Indebtedness pursuant to any Subsidised Financing) does not exceed Euro 150,000,000 (or its equivalent) at any time and the borrowers and guarantors of such Financial Indebtedness have granted Guarantees in favour of the Lenders pursuant to an Additional Guarantor Event and (ii) the borrowers and guarantors of such Subsidised Financing have also granted Guarantees in favour of the Lenders in respect of the Finance Documents, to the extent that the terms of such Subsidised Financing do not prohibit the granting of such Guarantees;

(e)	arising under customary foreign exchange transactions and other hedging agreements entered into in the ordinary course of trading activities for such member of the Group for the protection against fluctuation in interest rate, currency rates and commodity prices and not for speculative purposes;

(f)	of a Finco pursuant to an unsecured capital markets bonds or notes issue and guaranteed by the Company on a subordinated basis to the Facility (in accordance with the terms set out in Schedule 11 (Subordination)) provided the bond or note proceeds arising pursuant to such issue are to be lent directly by such Finco to the Company and not to any other member of the

Group (but the Company shall be permitted to on-lend such monies to such Group Companies);

(g)	under the Senior Bonds Issue the proceeds of such issue are lent directly to the Company as set out in Clause 18.4(h) (Senior Bonds Issue);

(h)	arising under customary unsecured local current accounts and overdraft facilities for cash management purposes and letter of credit facilities by a bank in the region in which that member of the Group is incorporated or operates provided that the aggregate amount of Financial Indebtedness arising thereunder does not at any time exceed Euro 25,000,000 (or its equivalent) for the Group as a whole; or

(i)	arising under letter of credit facilities by a bank on an unsecured basis in the region in which that member of the Group is incorporated or operates provided that the aggregate amount of Financial Indebtedness arising thereunder does not at any time exceed Euro 10,000,000 (or its equivalent) for the Group as a whole.
“Permitted Guarantees” means guarantees or counter-indemnities:
(a)	contained in the Finance Documents;

(b)	given to landlords in connection with the rental or leasing of real property by a Group Company;

(c)	of the Financial Indebtedness of a Joint Venture (provided that the actual or contingent liability of such Group Company under any such guarantee as a percentage of the total amount of such Financial Indebtedness guaranteed does not exceed the percentage shareholding in such Joint Venture held by such Group Company) up to an aggregate amount of Euro 100,000,000 (or its equivalent) provided further that the aggregate actual and contingent liability under guarantees outstanding under this paragraph (other than the Existing Guarantees as in effect as at the date of the Agreement, to the extent that such guaranteed amounts are not increased (provided that any increases in such amounts following the date of this Agreement shall count towards the overall basket contained within this sub-paragraph)), when aggregated with the total amount of Financial Indebtedness permitted under paragraphs (a) and (d) of the definition of “Permitted Financial Indebtedness”, does not at any time exceed Euro 500,000,000 (or its equivalent) for the Group as a whole and to the extent that such guarantee is given by a Subsidiary of the Company, the conditions set out in provisos in paragraph (d) of the definition of “Permitted Financial Indebtedness” have been met;

(d)	given in favour of a governmental or government-controlled body or supranational institution or other similar credit agency in respect of any Subsidised Financing;

(e)	in respect of the payment of customs duties or taxes;

(f)	given in connection with the receipt or repayment of any public subsidies;

(g)	given in respect of paragraph (d) of Permitted Financial Indebtedness, to the extent that such guarantee (or an alternative guarantee satisfactory to the Lenders) is at the same time extended equally and rateably to the Lenders in respect of all amounts outstanding under the Facility pursuant to Clause 19 (Guarantee); or

(h)	granted by any Group Company which are not permitted by the other paragraphs in this definition, where the aggregate actual and contingent liability for Financial Indebtedness under such guarantees does not, when aggregated with the total Financial Indebtedness outstanding at that time under paragraph (c) of the definition of “Permitted Loans”, at any time exceed Euro 25,000,000 (or its equivalent).

“Permitted Loans” means:
(a)	any Intra-Group Debt incurred by way of loan provided that upon the occurrence of a Senior Bonds Issue, any Intra-Group Debt loans made by the Company shall be made on a basis subordinated to the Facility in accordance with the terms set out in Schedule II (Subordination);
(b)	any trade credit extended by a Group Company to its customers in the ordinary course of its trading activities; or
(c)	loans made by a Group Company where the aggregate principal amount of Financial Indebtedness incurred by the relevant borrowers (other than any Group Company) under all such loans by all Group Companies does not, when aggregated with the total amount of all actual and contingent liability under guarantees outstanding at that time under paragraph (h) of the definition of “Permitted Guarantees”, at any time exceed Euro 25,000,000 (or its equivalent).
“Person” means any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.
“Plan” means an employee benefit plan as defined in section 3(3) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or to the minimum funding standards of section 302 of ERISA or section 412 of the Code:
(i)	maintained by any Obligor or any ERISA Affiliate; or

(ii)	to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.
“Pound Sterling” means the lawful currency of the United Kingdom for the time being.
“Qimonda B.V.” means Qimonda Holding B.V., a company incorporated under the laws of the Netherlands, with its corporate seat in Rotterdam, the Netherlands.
“Reference Banks” means Citibank, N.A., London Branch, Credit Suisse, London Branch and JPMorgan Chase Bank, N.A. and, in relation to Schedule 7 (Associated Costs Formulae) only, Citibank, N.A., London Branch, Credit Suisse, London Branch and JPMorgan Chase Bank, N.A. or, in each case, such other banks as may be appointed by the Agent in consultation with the Company.
“Reference Interest Rate” shall mean (i) EURIBOR in relation to Advances denominated in Euro, (ii) LIBOR in relation to Advances denominated in US Dollars and an Optional Currency (other than Euro) or (iii) the relevant rate determined by the Agent pursuant to Clause 9.4 (Alternative Determination).
“Relevant Jurisdiction” means in relation to any Obligor the jurisdiction in which it is incorporated.
“Repeated Representations and Warranties” means the representations and warranties set forth in Clauses 17.1 (Status) through 17.9 (Financial Statements), 17.11 (Litigation) through 17.13 (Pari Passu Ranking), 17.16 (ASCI-Representation) and 17.17 (United States Laws).
“Rollover Advance” means one or more Advances:
(a)	made or to be made on the same day on which one or more maturing Advances is or are due to be repaid the aggregate amount of which is equal to or less than the aggregate amount of the maturing Advance(s),
(b)	made or to be made in the same currency as the maturing Advance(s), and

(c)	made or to be made to a Borrower for the purpose of refinancing the maturing Advance(s).
“Senior Bonds Issue” means the issuance by the Company or a Finco of senior unsecured bonds or notes (and in the case of an issuance by a Finco, supported by a senior guarantee from the Company).
“Senior Debt” means, at any time and on a consolidated basis, the aggregate at such time of all Financial Indebtedness which is shown as short-term and current maturities as well as long-term maturities in the relevant consolidated quarterly financial statements of the Group including without limitation any capital markets debt securities offering by any member of the Group but excluding (i) any Intra-Group Debt and (ii) any debt subordinated to the indebtedness of members of the Group under the Facility and subordinated in accordance with the terms set out in Schedule 11 (Subordination).
“Share” shall mean the proportion which a Commitment of a Lender bears to the Total Commitments from time to time.
“Shareholders’ Equity” means, as at the Closing Date and on a consolidated basis, ordinary share capital, additional paid-in capital, retained earnings and accumulated other comprehensive loss or income in respect of the Group (including without limitation the aggregate net primary proceeds received by the Company in respect of the IPO).
“Subordination Agreement” means the agreement between Infineon Technologies Holding B.V., the Agent and the Company entered or to be entered into in respect of the subordination of the Infineon Loans to the Facility.
“Subsidiary” means any corporation, partnership, association or entity
(a)	which is controlled, directly or indirectly, by a Person or closely connected to such Person within the meaning of sections 16, 17 and 18 German Stock Corporation Act; or
(b)	more than half of the issued share capital of which is owned, directly or indirectly, by a Person; or
(c)	more than half of the voting rights of which is owned, directly or indirectly, by a Person.
“Subsidised Financing” means any financing incurred on concessionary terms by a governmental or government-controlled body or supranational institution or other similar agency.
“Substitute Basis” shall have the meaning given to it by Clause 11.2 (Suspension).
“Suspension Notice” shall have the meaning given to it in Clause 11.1 (Market Disturbance).
“Tangible Net Worth” means, at any time and on a consolidated basis, the sum of:
(a)	Shareholders’ Equity; and
(b)	net income of the Company generated since 31 March 2006 to the extent such income is retained by the Company.
“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.
“TARGET Day” means a day on which TARGET is open for the settlement of payments in Euro.
“Taxes” (which term shall include “Taxation”) shall mean all current or future taxes, levies, imposts, duties, charges or official fees of any kind, including any interest, fines or penalties and all payments in relation to such current or future taxes, duties, charges or official fees of any kind.

“Term” means each period determined in accordance with Clause 10 (Terms).
“Total Commitments” means the aggregate amount in Euro set opposite the name of all Lenders in Part 2 of Schedule 1 (Lenders’ Commitments) under the heading Commitments to the extent not cancelled, transferred or reduced under this Agreement being Euro 250,000,000 (in words: two hundred and fifty million) at the date of this Agreement.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“US Additional Obligor” means an Additional Obligor incorporated or organised under the laws of the United States of America, any state of the United States of America or the District of Columbia.
“US Bankruptcy Code” means Title II of the United States Code entitled Bankruptcy, as amended, or any successor thereof.
“US Dollars” or “US$” means the lawful currency of the United States of America.
“US GAAP” means the generally accepted accounting principles applicable in the United States of America.
“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of title IV of ERISA.
1.2	Construction
(a)	In this Agreement, unless expressly otherwise stated herein or the contrary intention appears, a reference to:
(i)	an “authorisation” includes an authorisation, consent, approval, resolution, license, exemption, filing and registration;

(ii)	“on a consolidated basis” shall be construed so as to mean “on the basis of the relevant consolidated financial statements (Konzernabschluss) of the Company”;

(iii)	“control” shall be construed in line with the meaning of the term “controlled” in the definition of “Subsidiary” above;

(iv)	an event or circumstance shall be construed to be of “material adverse relevance” if it materially adversely affects
(A)	the financial condition or business of any of the Obligors, a Material Subsidiary or the Group as a whole which gives grounds to conclude that any Obligor is likely to be unable to perform any of its payment obligations under any Finance Document;

(B)	the ability of any of the Obligors to perform its respective payment obligations under any Finance Document; or

(C)	the validity or enforceability of any of the Finance Documents, or the rights and remedies of the Lenders thereunder;
(v)	a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month (and reference to “months” shall be construed accordingly) save that
(A)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The rules set out under paragraphs (A) and (B) will only apply to the last month of any period.
(vi)	a “regulation” shall be construed so as to include any present or future directive, regulation, requirement binding on the Borrowers;

(vii)	a “Finance Document” or another document is a reference to that Finance Document or other document as amended or supplemented;

(viii)	a “time of day” is, unless otherwise stated, a reference to London time.
(b)	Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)	The headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(d)	Words importing the plural shall include the singular and vice versa.
1.3	Accounting Terms

Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders under this Agreement shall be prepared in accordance with US GAAP save for any unconsolidated financial statements which shall be prepared in accordance with the generally accepted accounting principles applicable in the Relevant Jurisdiction, in each case consistently applied. Changes in application are permitted if disclosed in notes to the relevant financial statements.

SECTION 2
THE FACILITY
2.	THE FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate principal amount equal to the Total Commitments, with an extension option. No Lender is obliged to contribute to an aggregate principal amount exceeding its Commitment.

2.2	Severability of Finance Parties’ Obligations

The obligations of each Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Finance Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

Joint liability, or joint and several liability (gesamtschuldnerische Haftung) of the Finance Parties is hereby excluded.

2.3	Severability of Finance Parties’ Rights

The rights of each Finance Party hereunder are created vis-à-vis each of them as separate and independent rights. Each Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights thereunder. The formation of jointly owned assets (Gesamthandsvermögen) is hereby excluded.

2.4	Liability of the Borrowers

The obligations of each Borrower under the Finance Documents are separate and independent from the obligations of any other Borrower (except insofar as such other Borrower is a Guarantor).

2.5	Obligors’ Agent
(a)	Each Obligor (other than the Company) by its execution of this Agreement or a Accession Agreement irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give and receive all notices, consents and instructions (including, in the case of a Borrower, Drawdown Notice), to agree, accept and execute on its behalf all documents in connection with the Finance Documents (including accession documents, amendments, supplements and variations of and consents under the Finance Documents) and to execute any further Finance Document and to take any such other action as may be necessary or desirable under or in connection with the Finance Documents, in each case capable of being given, made or effected by such Obligor notwithstanding that they may affect such Obligor (including, without limitation on, by increasing the obligations of such Obligor however fundamentally, whether by increasing the liabilities guaranteed by such Obligor or otherwise), without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case such Obligor shall be bound as though the Obligor itself had taken the relevant action.
(b)	Each Obligor agrees that every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred therewith. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(c)	The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:
(i)	any actual or purported irregularity in any act done, or failure to act, by the Company;

(ii)	the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)	any actual or purported failure by, or inability of, the Company to inform any Obligor of receipt by it of any notification under the Finance Documents.

SECTION 3
PURPOSE
3.	PURPOSE
(a)	Each Borrower shall apply all amounts borrowed by it under the Facility for working capital requirements and/or general corporate purposes of the Group.

(b)	Without affecting the obligations of the Borrowers in any way, no Finance Party is bound to monitor or verify the application of any Advance in accordance with this provision.

SECTION 4
CONDITIONS PRECEDENT
4.	CONDITIONS PRECEDENT

4.1	Conditions Precedent to first Advance

The first Drawdown Notice shall not be delivered by a Borrower to the Agent until the Agent has confirmed in writing to the Lenders (with a copy to the Company), that it has received all of the documents and other evidence set out below and that each is in form and substance satisfactory to the Agent (which confirmation the Agent shall give to the Lenders and the Company promptly after being so satisfied).
(a)	Copies of the current articles of association certified by authorised signatories to be true and up-to-date copies and such other corporate documents relating to the Company and each Obligor, as the Agent may reasonably request.

(b)	Certified extracts of the commercial register relating to the Company and each Obligor of most recent date, where applicable.

(c)	Copies of a resolution of the board of directors (Vorstand) or the managing board (bestuur) and a written resolution of the Company in its capacity as sole shareholder of Qimonda B.V., or other authorisations, corporate or official, if any, relating to each Obligor necessary in each Relevant Jurisdiction for the approval of, the entry into and performance of the Finance Documents and the transactions contemplated thereby by each Obligor and for the validity and enforceability of the Finance Documents in such jurisdictions.

(d)	Specimen signatures to evidence the authority of the person or persons acting for each Obligor to sign the Finance Documents, Drawdown Notices and any other notices or other communications to be given by or on behalf of each Obligor hereunder.

(e)	A legal opinion from Hengeler Mueller addressing due execution, incorporation and capacity to the Finance Documents as they relate to the Company.

(f)	A legal opinion from Shearman & Sterling, Frankfurt, addressing enforceability of the Finance Documents.

(g)	A legal opinion from De Brauw Blackstone Westbroek N.V., addressing capacity, due execution, incorporation and enforceability as they relate to Qimonda B.V.

(h)	In respect of any Drawdown Notice delivered before the satisfaction of the condition subsequent in Clause 18.9 (Condition Subsequent), evidence satisfactory to the Agent and the Mandated Lead Arrangers that the Group has at the date of such evidence Minimum Liquidity of not less than Euro 1,000,000,000.

(i)	The most recent audited and unaudited consolidated financial statements of the Group and the most recent audited/unaudited unconsolidated financial statements of each Obligor.

(j)	Original executed copies of each Finance Document.

(k)	Evidence that the fees, costs and expenses then due from the members of the Group pursuant to Clauses 22 (Fees) and 23 (Expenses) have been or will be paid by the first Drawdown Date.

(l)	The initial Annual Projections.

(m)	The reduction of the total commitments under the agreement dated 24 September 2004 in respect of US$400,000,000/Euro 400,000,000 term and revolving credit facilities to Infineon Technologies AG and other borrowers, to the amount of US$345,000,000/Euro 300,000,000.

(n)	The Group structure chart.

(o)	Evidence satisfactory to the Agent of the completion of the IPO, including without limitation a copy of the cross-receipt or receipts, as the case may be, delivered in connection with the closing of the IPO confirming the receipt by the underwriters of the American depository shares delivered in such offering and the receipt by the Company of the proceeds from such offering due to it on the Closing Date and a copy of the offering memorandum issued in relation thereto or any other similar document evidencing the completion of the IPO on any applicable exchange in the U.S. or the European Union.
Each of the documents specified in paragraphs (a) to (d), (i), (n) and (o) above shall be certified by a duly authorised officer of the Company, where applicable, as being correct, complete and in full force and effect as at a date not earlier than the date of this Agreement.

4.2	Conditions Precedent to each Advance

Each Lender shall only be obliged to contribute to an Advance if the following further conditions are met:
(a)	as part of the Drawdown Notice for an Advance the Agent has received a confirmation of the relevant Borrower stating that on:
(i)	both the date thereof and the Drawdown Date, the Repeated Representations and Warranties are correct in all material respects;

(ii)	both the date thereof and the Drawdown Date, no Event of Default (and (in case of an Advance other than a Rollover Advance) no event which with the giving of notice or lapse of time or the making of any determination under the Finance Documents or any combination of any of the foregoing would constitute such an Event of Default) has occurred and is continuing unwaived or unremedied or would result from the making of such Advance;

(iii)	both the date thereof and the Drawdown Date, such Borrower is not and following the Advance will not be in breach of its borrowing limits; and

(iv)	the next Covenant Test Date, to the best of such Borrower’s knowledge and belief, such Borrower shall be in compliance with the financial covenants set out in Clause 18.5 (Financial Covenants) and, for the avoidance of doubt, such Borrower shall be permitted to include any proceeds drawn under the Facility in its calculation.
(b)	other than in respect of a Rollover Advance, the relevant Borrower has furnished evidence satisfactory to the Agent that it has Minimum Liquidity (excluding any principal amounts outstanding under the Facility) in an aggregate amount of Euro 300,000,000.

(c)	in case an Additional Guarantor has acceded hereto according to Clause 19.6 (Additional Guarantors), the Agent has received evidence satisfactory that the further conditions precedent as set forth in Schedule 4 (Further Conditions Precedent) have been complied with.
4.3	Conditions relating to Optional Currencies
(a)	A currency other than the US Dollar will constitute an Optional Currency in relation to an Advance if:

(i)	it is readily available in the amount required and freely convertible into Euro in the relevant interbank market on the Interest Rate Determination Date and the Drawdown Date for that Advance; and

(ii)	no more than five currencies are and will be outstanding following such Advance; and

(iii)	it is or has been approved by the Agent (acting on the instructions of the Lenders) on or prior to receipt by the Agent of the relevant Drawdown Notice for that Advance.
(b)	If the Agent has received a written request from a Borrower for a currency to be approved under paragraph (a)(iii) above, the Agent will confirm to such Borrower:
(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent drawdown in that currency, provided that the minimum amount for any drawdown in US Dollars shall be US Dollars 10,000,000 and for any drawdown in Euro shall be Euro 10,000,000 and further provided that the minimum amount for any drawdown in any Optional Currency other than US Dollars and Euro shall be the respective equivalent in the relevant Optional Currency at the time of such Agent’s confirmation of the minimum amounts for drawdowns in US Dollars or Euro rounded upwards to the nearest practicable round amount.
4.4	Maximum number of Advances

A Borrower may not deliver a Drawdown Notice in relation to an Advance if as a result of the proposed drawdown more than ten Advances would be outstanding.

SECTION 5
DRAWDOWN
5.	DRAWDOWN

5.1	Drawdown Notice

Subject to the terms of this Agreement and upon the satisfaction of the conditions precedent as specified in Clause 4 (Conditions Precedent) above an Advance will be made during the relevant Availability Period if the Agent receives, not later than 10 a.m. three Business Days (in relation to Advances denominated in Euro) or 2 p.m. four Business Days (in relation to Advances denominated in US Dollars or an Optional Currency (other than Euro)) before the proposed Drawdown Date, a duly completed Drawdown Notice, substantially in the form of Schedule 2 (Drawdown Notice).

5.2	Completion of Requests for Advances

A Drawdown Notice will not be regarded as having been duly completed unless the following has been specified in respect of the proposed Advance:
(a)	the Drawdown Date, which must be a Business Day within the relevant Availability Period;

(b)	the principal amount of the Advance which must be (i) at least Euro 10,000,000 (or, in each case, any other amount agreed between the relevant Borrower and the Agent) or, if the Advance is to be denominated in an Optional Currency, an amount complying with Clause 4.3(b)(ii), and/or (ii) the balance of the undrawn Total Commitments;

(c)	the currency which must be Euro or, in each case, an Optional Currency and the choice of which must not lead to a situation in which the outstanding Advances are denominated in more than five currencies;

(d)	the duration of the Term selected, which must comply with Clause 10 (Terms);

(e)	the relevant Borrower and the account to which the Advance is to be transferred by the Agent, and subject to the terms of this Agreement, each such notice may only request one Advance and shall be irrevocable and the relevant Borrower submitting the Drawdown Notice shall be bound to borrow in accordance with such notice. At no time shall the aggregate of all outstanding Advances exceed the Total Commitments.

5.3	Lender’s Participations

If the conditions set out above have been met, the Agent shall promptly notify each Lender of the relevant Borrower, the amount and the currency of the Advance, the Drawdown Date, the Term, such Lender’s participation in the amount of the Advance, which shall be equivalent to its Share. Each Lender shall make its participation available to the Agent in each Advance through its Facility Office in time to enable the Agent to make the Advance available on the Drawdown Date in accordance with this Agreement.

On the Drawdown Date the Agent shall transfer the amounts received without undue delay to such account as specified in the relevant Borrower’s Drawdown Notice.

SECTION 6
OPTIONAL CURRENCY
6.	OPTIONAL CURRENCY

6.1	Selection of currency

A Borrower shall select the currency of an Advance in a Drawdown Notice.

6.2	Unavailability of a currency

If, prior to 9:30 a.m. on the Interest Rate Determination Date relative to an Advance to be denominated in an Optional Currency (other than US Dollars), the Agent receives a notice from a Lender
(a)	that it is not possible for that Lender to fund its participation in the Advance for that Term in that Optional Currency in the ordinary course of business in the relevant interbank market, or

(b)	that the use of the proposed Optional Currency might contravene any law or regulation, then the Agent shall give notice to the relevant Borrower before 10:00 a.m. on such Interest Rate Determination Date. In this event, any Lender that gives notice pursuant to this Clause 6.2 (Unavailability of a currency) will be required to participate in the Advance in Euro in an amount equal to that Lender’s Share in the Original Euro Amount, as applicable, and its Share will be treated as a separate Advance denominated in Euro during that Term provided that any separate Advance made in accordance with this clause shall not be included in determining compliance with the limits in Clause 4.3(a)(ii) or 4.4 (Maximum number of Advances).

6.3	Agent’s Spot Rate of Exchange

In this Agreement the “Agent’s Spot Rate of Exchange” means the spot rate of exchange as reasonably determined by the Agent for the purchase of the relevant Optional Currency with Euro as of 11.00 a.m. one Business Day prior to the relevant Interest Rate Determination Date in the European foreign exchange market.

6.4	Conversion into Optional Currency

If an Advance is to be drawn down in an Optional Currency, each Lender will make available to the Agent an amount in such Optional Currency determined by converting such Lender’s participation in the Original Euro Amount on the basis of the Agent’s Spot Rate of Exchange relative to such Advance into that Optional Currency.

6.5	Notification of Rates and Amounts

The Agent shall promptly notify the Lenders and the relevant Borrower of the Agent’s Spot Rate of Exchange (as to which the Agent’s determination shall be conclusive except in the case of manifest error) and of Optional Currency amounts payable hereunder as soon as they are ascertained.

SECTION 7
REPAYMENT
7.	REPAYMENT

7.1	Repayment

Each Advance shall be repaid by the relevant Borrowers in accordance with Clause 13 (Payments) in the currency in which the Advances may be denominated on the last day of the relevant Term for such Advance and by the latest on the Final Maturity Date.

7.2	Reborrowing

During the relevant Availability Period any amount repaid or prepaid under the Facility and not cancelled pursuant to Clause 8 (Prepayment and Cancellation), may be redrawn.

7.3	Netting of Payments

In case of a Rollover Advance, each Lender shall only be obliged to advance any excess or, as the case may be, the relevant Borrower shall only be obliged to pay any shortfall, between the maturing Advance and the Advance to be made.

7.4	Extension Option
(a)	Extension
(i)	The Company may, by delivering to the Agent an Extension Notice, request each Lender to extend the Initial Final Maturity Date to the Extended Final Maturity Date, such notice to be delivered to the Agent not earlier than ninety (90) days and not later than forty-five (45) days before the first anniversary of the Commencement Date. Upon receiving such notice from the Company requesting the extension of the Initial Final Maturity Date, the Agent will promptly notify the Lenders.

(ii)	Each Lender shall notify the Agent by no later than the Notification Date whether or not it is willing to extend the Initial Final Maturity Date in respect of its Commitment. If a Lender fails so to notify the Agent such Lender shall be deemed to have notified the Agent that it is not so willing.

(iii)	If following an Extension Notice given pursuant to paragraph (a)(i), all Lenders have notified the Agent that they are willing to extend the Initial Final Maturity Date, the Agent shall notify the Company and the Lenders accordingly whereupon the Initial Final Maturity Date shall be so extended with binding effect for all parties to this Agreement to the Extended Final Maturity Date.

(iv)	If following an Extension Notice given pursuant to paragraph (a)(i), only some but not all of the Lenders are willing to extend the Initial Final Maturity Date, then the Agent shall notify the Company and the Lenders accordingly whereupon (subject to Clause 7.4(b) below):
(A)	subject always to sub-paragraph (B) below, the Initial Final Maturity Date in respect of the Commitments of such Lenders which are willing to extend the Initial Final Maturity Date (the “Extending Lenders”) shall be extended with binding effect for all parties to this Agreement (including for the avoidance of doubt, the Non-Extending Lenders) to the Extended Final Maturity Date; and

(B)	the Initial Final Maturity Date in respect of the Commitment of all other Lenders (the “Non-Extending Lenders”) shall not be extended, whereupon the Company may require any such Lender at any time during the Extension

Transitory Period to assign and transfer at par its Commitment (or any part thereof), together with any rights arising out of its respective participation in Advances outstanding, to any Lender or new bank or other financial institution or Fund which is willing to accept such assignment and transfer in accordance with Clause 27.4 (Assignment and Transfer by the Lenders) and subsequent to such assignment and transfer to extend the Initial Final Maturity Date to the Extended Final Maturity Date and such Lenders are deemed to be Extending Lenders thereafter.
(b)	General
(i)	Nothing herein shall oblige any Lender to agree to extend the Initial Final Maturity Date.

(ii)	In respect of the making of any Advances where the last day of its Term would fall after the Initial Final Maturity Date but before or on the Extended Final Maturity, the Company may only request such an Advance if (x) all Lenders are Extending Lenders or (y) the Drawdown Date falls on or after the Initial Final Maturity Date and the Drawdown Notice is only addressed to the Extending Lenders.

(iii)	The Commitments of each Lender which is not an Extending Lender and which has not been transferred, shall be cancelled and reduced to zero on the Initial Final Maturity Date, and any Advances together with any other sums owed to any such Lender under this Agreement shall be repaid in full on or prior to the Initial Final Maturity Date.

(iv)	The Final Maturity Date shall not be extended beyond the date falling four (4) years after the Commencement Date.

(v)	The Company may only make one (1) request for the extension of the Final Maturity Date.

SECTION 8
PREPAYMENT AND CANCELLATION
8.	PREPAYMENT AND CANCELLATION

8.1	Change of control

Upon the occurrence of a Change of Control:
(a)	the Company shall promptly notify the Agent upon becoming aware of that event and the Agent shall promptly notify the Lenders thereof;

(b)	prior to the expiry of the one month period referred to in paragraph (c) below, no Borrower may submit a Drawdown Notice (except for a Rollover Advance); after the expiry of this period, each Borrower may submit a Drawdown Notice provided however that only such Lenders from which the Agent has not received a Termination Notice pursuant to paragraph (c) below shall be obliged to participate in such Advance (and only in the amount of their respective Commitments);

(c)	each Lender may within a period of one month following receipt of the notification by the Agent under paragraph (a) above, send to the Agent a notification addressed to the Company stating that such Lender (such Lender a “Terminating Lender”) cancels its Commitments under this Agreement and declares its participation in the outstanding Advances (together with accrued interest and all other amounts accrued under the Finance Documents in respect of its participations) due and payable (such notice a “Termination Notice” (Kündigung)). The Agent shall promptly forward each Termination Notice received by it to the Company.

(d)	The Commitments of the relevant Terminating Lender shall be cancelled and all outstanding Advances and amounts in respect of such Lender’s participations shall become due and payable 30 days after receipt of the Termination Notice by the Company.
8.2	Voluntary Cancellation

Each Borrower may, by giving not less than 5 Business Days’ prior written notice to the Agent, cancel the undrawn amount of the Total Commitments in whole or in part (but, if in part, in a minimum amount of Euro 5,000,000) without penalty.

8.3	Voluntary Prepayment

Each Borrower may, by giving not less than 5 Business Days’ prior written notice to the Agent, prepay amounts drawn under the Facility in whole or in part (but, if in part, in a minimum amount of Euro 5,000,000).

8.4	Right of repayment and cancellation

If:
(a)	any Borrower is required to pay to a Lender any additional amounts under Clause 14 (Taxes); or

(b)	any Borrower is required to pay to a Lender any amount under Clause 15.1 (Increased Costs)
then, without prejudice to the obligations of such Borrower under those Clauses 14 (Taxes) and 15 (Increased Costs), such Borrower may, whilst the circumstances continue, serve a notice of repayment on that Lender through the Agent. On the date specified in such notice (which shall not be earlier than the date falling fifteen (15) Business Days after the date of service of the notice):

(i)	such Borrower shall repay that Lender’s participation in all the Advances; and

(ii)	that Lender’s undrawn Commitments shall be cancelled (without premium or penalty).
8.5	Cancellation upon End of Availability Period

The Total Commitments then undrawn shall automatically be cancelled in whole at the end of the last day of the relevant Availability Period.

8.6	Automatic Cancellation

If the Closing Date has not occurred by 30 November 2006, the Commitments of each Lender in relation to the Facility shall be automatically cancelled.

8.7	Restrictions
(a)	Any notice of prepayment or cancellation under this Agreement shall be irrevocable and binding on the Borrowers. The Agent shall notify the Lenders promptly of receipt (however, in the case of a prepayment notice, not later than two Business Days after receipt) of any such notice.

(b)	Any cancellation or prepayment pursuant to Clause 8.2 (Voluntary Cancellation) and Clause 8.3 (Voluntary Prepayment) shall be applied against the relevant Commitment of each Lender pro rata.

(c)	All prepayments under this Agreement shall be made together with all accrued interest on the amount prepaid and, subject to compensation of break costs in accordance with Clause 12.3 (Indemnity), without premium or penalty.

(d)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(e)	No amount prepaid pursuant to Clause 8.1 (Change of control) above may subsequently be reborrowed.

(f)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

SECTION 9
INTEREST AND ASSOCIATED COSTS
9.	INTEREST AND ASSOCIATED COSTS

9.1	Interest Rate

Each Advance shall bear interest for the applicable Term payable in arrears at the Interest Rate which shall be expressed as an annual Interest Rate.

Interest shall accrue from day to day and be calculated on the basis of the actual number of days elapsed in the relevant Term (plus any additional days in case of an extension of a Term pursuant to Clause 10.3 (Non-Business Day)) divided by 360 or 365, depending on the market convention in the relevant market.

9.2	Margin

The Margin shall be 1.75 per cent. per annum for Advances outstanding during each relevant Term commencing from the date of this Agreement until the date of receipt of the first Compliance Certificate to be delivered after the date of this Agreement. In relation to any relevant Term commencing after the date of receipt of the first Compliance Certificate by the Agent and after the date falling one year after the Commencement Date, the Margin shall correspond to the percentage rate per annum in column 2 below, set opposite the range into which the average of EBIT for the respective two preceding calendar quarters ending on 31 March or 30 September of each year (as the case may be) as shown in the Compliance Certificate relating to the most recent of such periods falls:

Column 1	Column 2
Average EBIT (in Euro millions):	Margin (in % p.a.)

< 0	1.75

≥ 0 to < 175	1.50

≥ 175	1.25
The Company shall confirm EBIT for the relevant two quarters in writing setting out in reasonable detail the respective calculation in the relevant Compliance Certificate.

Any reduction or increase to the Margin (other than the increase applicable from the date falling one year after the Closing Date which shall take effect in relation to all relevant Terms commencing on and after such date) shall take effect in relation to all relevant Terms commencing after the date on which the Agent receives the relevant Compliance Certificate.

9.3	Due Dates

Except as otherwise provided in this Agreement, accrued interest on each Advance and for each Term relative thereto shall be payable by the Borrowers to the Agent for account of the Lenders, on the last day of each Term and also in the case of any Advance with a Term longer than six months, at six months intervals after the first day of the Term for so long as the relevant Advance is outstanding.

9.4	Alternative Determination

In the event that the Agent cannot determine LIBOR for a Term relative to an Advance denominated in US Dollars or an Optional Currency (other than Euro) as set forth in Clause 1 (Definitions and Interpretations), the Reference Interest Rate for such Term shall be the interest rate reasonably determined by the Agent by calculating on the Interest Rate Determination Date the arithmetic mean (rounded up to 4 decimal places) of offers for deposits in US Dollars or such Optional Currency (other than Euro), as applicable, quoted to leading banks in the London Interbank Market and obtained at or about 11.00 a.m. from the Reference Banks for such Term.

In the event that the Agent cannot determine EURIBOR for a Term relative to an Advance denominated in Euro, the Reference Interest Rate for such Term shall be the interest rate reasonably determined by the Agent by calculating on the Interest Rate Determination Date the arithmetic mean (rounded up to 4 decimal places) of offers for deposits in Euro quoted to leading banks in the European Interbank Market and obtained at or about 11.00 a.m. Brussels time from the Reference Banks for such Term.

9.5	Absence of Quotation

In the event that the Reference Interest Rate must be determined pursuant to Clause 9.4 (Alternative Determination) above, and none, or only one, of the Reference Banks supplies a rate hereunder by 11:30 a.m. Brussels or London time, as the case may be, on the Interest Rate Determination Date, or in case another market disturbance, as referred to in Clause 11.1 (Market Disturbance) below, has occurred, the Reference Interest Rate shall be determined on a Substitute Basis as provided for in Clause 11.2 (Suspension) below.

9.6	Notification

The Agent shall without undue delay inform the Lenders and the Borrowers on the Interest Rate Determination Date of the Interest Rate it has determined for each Term and the interest payable in relation to each Advance.

9.7	Associated Costs
(a)	Each Borrower shall pay the amount of any Associated Costs together with accrued interest in accordance with Clause 9.3 (Due Dates) above.

(b)	Each Lender will use reasonable endeavours to avoid incurring such Associated Costs.

(c)	The relevant Lender shall calculate its Associated Costs on an accurate basis in accordance with market practices from time to time and shall provide evidence of such calculations and the amount of such Associated Costs as soon as reasonably practicable after it becomes aware of its Associated Costs. In relation to Lenders which are subject to Associated Costs in the United Kingdom such calculation shall be determined according to Schedule 7 (Associated Costs Formulae).

SECTION 10
TERMS
10.	TERMS

10.1	Selection of Term

Unless the Lenders and the relevant Borrower have agreed otherwise, the duration of each Term shall be one, two, three, six or twelve months at the option of such Borrower or, with the prior consent of the Lenders, any other period. Drawings for a one-month Term may be selected for no more than twelve times each twelve month period. The relevant Borrower may select a Term for an Advance in the relevant Drawdown Notice for such Advance. No Borrower shall select a Term which extends over the Final Maturity Date.

10.2	Duration of Term

The Term in relation to an Advance shall commence on the relevant Drawdown Date or on the last day of its preceding Term and shall end on the last day of the specified or agreed duration of the Term.

10.3	Non-Business Day

In the event that the last day of a Term would fall on a day other than a Business Day, then the following Business Day shall be the last day of such Term and the Term shall be extended accordingly, unless the last day of such Term would therefore fall in the next calendar month, in which case the last day of such Term shall be the immediately preceding Business Day and the Term shall be shortened accordingly; in the case that the last day of a Term falls in a month that does not have a day numerically corresponding to the respective Drawdown Date, then the last day of such Term shall be the immediately preceding Business Day and the Term shall be shortened accordingly. If the last day of a Term would fall on a date after the Final Maturity Date, the last day of such Term shall be the Final Maturity Date and the Term shall end on the Final Maturity Date.

SECTION 11
SUBSTITUTE BASIS
11.	SUBSTITUTE BASIS

11.1	Market Disturbance

Unless expressly otherwise agreed in this Agreement, if:
(a)	none, or only one, of the Reference Banks has furnished a quotation to the Agent for the purpose of determining the applicable Reference Interest Rate, as the case may be, to an Advance in accordance with Clause 9.4 (Alternative Determination) by 11.30 a.m. Brussels or London time, as the case may be, on the Interest Rate Determination Date; or

(b)	at any time prior to the commencement of the Term relative to an Advance but not later than 11.30 a.m. Brussels or London time, as the case may be, on the Interest Rate Determination Date, the Agent (after consultation with the Reference Banks) shall have reasonably determined that by reason of circumstances affecting the European Interbank Market (in case of Euro) or the London Interbank Market (in case of US Dollars and an Optional Currency other than Euro), adequate and fair means do not exist for ascertaining the applicable EURIBOR or LIBOR, as the case may be, to such Advance during such Term; or

(c)	at any time prior to the commencement of the Term relative to an Advance the Agent shall have received written notification from Lenders representing at least 45 per cent of the aggregate amount of the Total Commitments
(i)	that matching deposits of equal duration to that of such Term are not readily available in the European Interbank Market (in case of Euro) or the London Interbank Market (in case of US Dollars and an Optional Currency other than Euro) in sufficient amounts in the ordinary course of business to fund their participations in such Advance during such Term; or

(ii)	that, by reason of circumstances affecting the European Interbank Market (in case of Euro) or the London Interbank Market (in case of US Dollars and an Optional Currency other than Euro), Euro, US Dollars or the relevant Optional Currency is not freely available in the European Interbank Market (in case of Euro) or the London Interbank Market (in case of US Dollars and an Optional Currency other than Euro) for Advances for the relevant Term; or

(iii)	that, by reason of circumstances affecting the European Interbank Market (in case of Euro), or the London Interbank Market (in case of US Dollars and an Optional Currency other than Euro) generally, the cost to them of deposits obtained in such market to fund their participations in such Advance is in excess of the relevant EURIBOR or LIBOR for the relevant Term;
the Agent shall promptly give written notice (the “Suspension Notice”) of such determination or notification to the Borrowers and to each of the Lenders.
11.2	Suspension

During the period of ten days after the giving of such Suspension Notice, the Agent and the relevant Borrower shall negotiate in good faith upon an alternative basis (a “Substitute Basis”) for such Advance. Such Substitute Basis may (without limitation) include an alternative Term and an alternative Reference Interest Rate. lf such Substitute Basis is agreed between the relevant Borrower and the Agent with the consent of all Lenders, it shall apply in accordance with its terms for so long as the circumstances as referred to in Clause 11.1 (Market Disturbance) above prevail. lf such Substitute Basis is not agreed between the relevant Borrower and the Agent with the consent of all Lenders by the end of such ten-day period the respective Advance shall not be made and no further Drawdown Notices for an Advance in the currency of the affected Advances may be delivered by such Borrower until the circumstances as referred to in Clause 11.1 (Market Disturbance) above no longer prevail.
11.3	Notification

The Agent shall promptly notify the Borrowers and the Lenders if these circumstances no longer prevail.

SECTION 12
DEFAULT INTEREST AND INDEMNITY
12.	DEFAULT INTEREST AND INDEMNITY

12.1	Default Interest Rate

Without prejudice to any further rights of the Lenders, in particular Clause 12.3 (Indemnity), the defaulting Obligor shall for the period an amount is due but unpaid (overdue):
(a)	pay default interest for all principal sums overdue and any other sums overdue other than interest pursuant to the provisions of this Agreement, at a rate (the “Default Rate”) determined by the Agent to be 1% per annum above the higher of (i) the Interest Rate applicable to the overdue amount immediately before the due date (if of principal), and (ii) the rate of interest which would have been payable if such overdue amount had, during the period of non-payment thereof, constituted an Advance made hereunder in the currency of such overdue amount for successive terms of any duration of up to three months as the Agent may determine from time to time (each a “Designated Term”), provided that, if the Agent determines that (aa) deposits in the currency of the overdue amount are not at the relevant time available to leading banks in the European or London, as the case may be, Interbank Markets, or (bb) in case of (ii) above a rate of interest cannot be determined pursuant to Clause 9.1 (Interest Rate) or 9.4 (Alternative Determination), the Default Rate will be determined by reference to the weighted arithmetic mean (rounded up to 4 decimal places) of the costs of funds to the Lenders from whatever sources they may reasonably select plus the Margin.

(b)	The right of the Lenders to claim further damages remains unaffected.
12.2	First Demand Payment

All damages and default interest payments shall be made by the defaulting Obligor without undue delay upon first written demand of the Agent.

12.3	Indemnity

The Obligors shall compensate the Lenders for any loss, damage, costs and expenses actually suffered or incurred (unless stated otherwise below, including losses of Margin or losses resulting from refinancing incurred by the Lenders in the provision or maintenance of the relevant Advances for the relevant Terms) to the extent such loss, damage, costs or expenses have not been covered by any compensation paid pursuant to Clause 12.1 (Default Interest Rate) which have been incurred by the Lenders because:
(a)	the defaulting Obligor has failed to pay a sum due pursuant to this Agreement on the due date; or

(b)	an Event of Default described in the provisions of Clause 20 (Events of Default) has occurred, or

(c)	of the receipt or recovery by any Finance Party of all or any part of its Share of an Advance or an overdue sum other than on the last day of a Term relating to that Advance or of the Designated Term relating to the overdue sum; or

(d)	an Advance requested by one of the Obligors cannot be made because the Obligors have failed to satisfy a condition precedent or the Obligor who requested the Advance refuses to accept the Advance.
In the case of (c) and (d) above, the amount payable by the Obligors upon request by the Agent, to each Lender through the Agent, shall in any event be the amount by which (a) the amount of interest

(excluding the Margin) which, (aa) in accordance with the terms of this Agreement, would otherwise be payable to the Lenders on their respective Shares of that Advance for its Term or (bb), as the case may be, on the relevant amount so received or recovered for the remainder of the relevant Term or Designated Term exceeds (b) the amount of interest which each Lender is able to obtain by placing an amount equal to its Share of the relevant Advance or overdue sum on deposit in the European or London Interbank Market, as the case may be, for the remainder of the relevant Term or Designated Term, as soon as reasonably practicable after it becomes aware that the relevant Advance is not being made or, as the case may be, of the relevant receipt or recovery.

This Clause 12.3 (Indemnity) shall also apply, in the event a repayment or prepayment of an Advance or a Lender’s participation in an Advance is made pursuant to Clause 16 (Illegality), provided however that no indemnity pursuant to this Clause 12.3 (Indemnity) is due and payable if the illegality pursuant to Clause 16 (Illegality) is due to a violation of the provisions with respect to which a Legal Change (as defined in Clause 16 (Illegality)) has occurred, committed by the relevant Lender negligently or intentionally.

SECTION 13
PAYMENTS
13.	PAYMENTS

13.1	Place

All payments owed by the Obligors pursuant to this Agreement plus VAT, if applicable, shall be made to the Agent in the relevant currency in immediately available funds to the account at such office or bank in the principal financial centre of the country of that currency as notified by the Agent to the Obligors.

13.2	No Set-Off, Counterclaim or Retention

All payments to be made by the Obligors shall be made in full, without any deductions and to the exclusion of any set-off, counterclaim, right of bailment, retention or lien, restriction or condition, on the respective due dates at such times as the Agent may specify to the Obligors as being customary in the relevant currency in the place for payment.

13.3	Discharging Effect

The Obligors shall be released from their obligation to make any particular payment only once the paid sum has been unconditionally credited to the account designated in Clause 13.1 (Place) above and only in so far as the amount paid is sufficient to satisfy the Obligor’s payment obligations on any date at which payment is due pursuant to this Agreement.

13.4	Extensions

Whenever any payment hereunder shall become due on a day which is not a Business Day, the due date thereof shall be extended to the next Business Day unless expressly otherwise agreed in this Agreement. During any extension of the due date for payment of any principal of the Advances hereunder interest shall be payable on such principal at the rate payable during the Term of the respective Advance.

13.5	Appropriation

If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under this Agreement, the Agent shall apply that payment towards the obligations of the Obligors under this Agreement in the following order:
(a)	first, in or towards payment pro rata of any unpaid costs and expenses of the Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any unpaid fees under the Finance Documents;

(c)	thirdly, in or towards payment pro rata of any accrued interest due but unpaid under the Finance Documents;

(d)	fourthly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents;

(e)	fifthly, in or towards payment pro rata of any other sums due but unpaid under the Finance Documents.
The Agent shall vary the order set out in paragraphs (c) to (e) above if so directed by all Lenders. Any contrary instruction given by any of the Obligors shall have no effect.

13.6	Distribution
(a)	The Agent shall, without prejudice to other provisions of this Agreement, distribute the appropriate share of principal, interest and other payments owed pursuant to this Agreement to the relevant Lenders in accordance to their respective Shares and in like funds, as they are received by the Agent.

(b)	The Agent may apply any amount received by it from any Person for any of the Obligors in or towards payments (on the date and in the currency and funds of receipt) of any amount due from such Obligor under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

SECTION 14
TAXES
14.	TAXES

14.1	No Tax Deduction

All payments by the Obligors under the Finance Documents shall be made free and clear of, and without deduction or withholdings for or on account of, any Taxes, except to the extent that the Obligor by whom the payment is to be made is required by law to make payment subject to deduction or withholdings for or on account of any Taxes.

14.2	Gross-up

In the event that with respect to any payments made by any of the Obligors, any of the Obligors or any of the Lenders or the Agent is obliged by law to deduct or withhold or retain Taxes, the Obligor concerned shall:
(a)	pay any such Taxes by their due date to the appropriate authority; and

(b)	indemnify and keep harmless the Finance Parties in relation to all such Taxes; and

(c)	make such additional payments to the relevant Finance Party or Parties as may be necessary to ensure that the net amount remaining after the said deduction or withholdings or retention, corresponds with the full amount which it or they would have received had payment not been made subject to Taxes.
14.3	Tax Certificates

Upon written request from the relevant Obligor through the Agent each Finance Party shall complete and deliver as soon as it can reasonably do so in the ordinary course of its business to the relevant Obligor or the relevant Tax authorities such certificates or applications under the laws of the Relevant Jurisdiction or any applicable double taxation treaty (or arrangements of similar effect) as will be necessary to assist the Obligors to make payments under this Agreement without deduction or withholdings for or on account of Tax.

14.4	Tax Receipts

Each of the Obligors shall deliver to the Agent for the relevant Lender evidence reasonably satisfactory to that Lender (including all relevant Tax receipts when and as available) that the payment has been duly remitted to the appropriate authority by submitting accounts statements within 15 days of the payment being made and any relevant Tax receipts without undue delay once such evidence is available to it.

14.5	Tax Credits

If:
(a)	any of the Obligors pays any additional amounts under Clause 14.2(c) (Gross-up) above or makes a payment under Clause 14.6 (Tax Indemnity) below; and

(b)	any Lender obtains a refund of Tax, or credit against Tax on its overall net income, by reason of the payment of such additional amount or such payment under Clause 14.6 (Tax Indemnity) below; and

(c)	the Lender is able to identify the Tax credit as being attributable to the payment of such additional amount or such payment under Clause 14.6 (Tax Indemnity) below,

then the Lender shall reimburse such Obligor such amount promptly after the Tax assessment related thereto for that year, if any, has become final, as it shall determine, such determination to be made reasonably, to be the proportion of the Tax credit as will leave the Lender after the reimbursement, in no better or worse position than it would have been in if such payment had not been required. No Lender shall be under an obligation as to whether to claim any Tax credit if such claim may, in the sole discretion of such Lender, have an adverse effect on its business, operations or financial condition (other than minor administrative costs) providing reasoned explanation and, if it does claim, each Lender shall have the absolute discretion as to the extent, order and manner in which it does so. No Lender is, or shall be, obliged to disclose any information regarding its Tax affairs or computations to any of the Obligors.
14.6	Tax Indemnity
(a)	Except as provided by paragraph (b) below, the Company shall, or shall procure that an Obligor shall, on demand by the Agent, indemnify a Finance Party against any loss, liability or cost which that Finance Party (in its absolute discretion) determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:
(A)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes; or

(B)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the overall net income received or receivable by that Finance Party. Any sum deemed to be received or receivable, including, for the avoidance of doubt, any amount treated as income but not actually received by the Finance Party (such as a deduction pursuant to Clause 14.1 (No Tax Deduction) above), is not income received or receivable for this purpose; or
(ii)	if and to the extent that a loss, liability or cost is compensated for by an increased payment pursuant to Clause 14.2 (Gross-up) above.
(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Finance Party shall, on receiving a payment from an Obligor under paragraph (a) above, notify the Agent.
14.7	VAT
(a)	All amounts set out in, or expressed to be payable under, a Finance Document by any party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any party under a Finance Document, that party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).
(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Relevant Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient shall promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant Tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any party to reimburse a Finance Party for any costs or expenses, that party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party determines in its sole discretion that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant Tax authority in respect of the VAT.

SECTION 15
INCREASED COSTS
15.	INCREASED COSTS

15.1	Increased Costs

If the result of any change in, or introduction of, law, regulation, treaty or official directive or request (whether or not having the force of law, but if not, being of a type with which that Lender or Lender’s Affiliated Company is expected or required to comply) or any change in the interpretation or application thereof by a governmental body or regulatory authority, in any case after the date hereof or compliance by any Lender or any Lender’s Affiliated Company with the same (including without limitation those relating to Taxation, reserve, special deposit, cash ratio, liquidity or capital adequacy requirements, any requirement relating to the manner in which the Lender or any Lender’s Affiliated Company is required to allocate financial resources to provide for the making of or in relation to any Advance or any other form of banking or monetary controls) is that:
(a)	the cost to any Lender or any Lender’s Affiliated Company of contributing to or funding such Lender’s participation in any Advance or of maintaining such Lender’s Commitment hereunder is increased relative to the amount of costs otherwise applicable; or

(b)	any amount payable to the Agent or to a Lender or any Lender’s Affiliated Company or the effective return to the Agent or to a Lender or any Lender’s Affiliated Company hereunder is reduced relative to the amount otherwise applicable; or

(c)	the Agent or a Lender or any Lender’s Affiliated Company makes any payment or forgoes any interest or other return on, or calculated by reference to, any amount received or receivable by it from any of the Obligors hereunder;
then and in each such case:
(i)	such Lender shall notify the Obligors through the Agent in writing of such event promptly upon its becoming aware of the same; and

(ii)	from time to time upon demand by the Lender through the Agent, the Obligors shall pay to such Lender such amount determined by such Lender as shall compensate the Lender or any Lender’s Affiliated Company for such increased costs, reduction, payment or forgone interest or other return.
15.2	Exceptions

Clause 15.1 (Increased Costs) does not apply to any increased cost:
(a)	compensated for under Clause 14 (Taxes); or

(b)	Associated Costs according to Clause 9.7 (Associated Costs); or

(c)	attributable to any change in the rate of tax on the overall net income of a Lender or any Lender’s Affiliated Company (or the overall net income of a division or branch of the Lender or any Lender’s Affiliated Company) imposed in the jurisdiction in which its principal office or Facility Office for the time being is situated; or

(d)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements

Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

SECTION 16
ILLEGALITY
16.	ILLEGALITY

lf any change in, or introduction of, any law, regulation or treaty, or any change in the interpretation or application thereof by a governmental body or regulatory authority after the date hereof (hereinafter referred to as “Legal Changes”), shall make it unlawful or contrary to any regulation for any Lender to make available or fund or maintain its Commitment or its participation in any outstanding Advance or to give effect to its obligations as contemplated hereby, the following provisions shall apply:

16.1	Termination

Such Lender may terminate its Commitment and its participation in the outstanding Advances by notice to the Agent effective as from the date of which performance becomes unlawful or contrary to any regulation or at the end of the applicable Terms, whichever is the earlier, such notice stating exactly which contractual obligations became illegal, the date on which such illegality will arise and which Legal Changes have given rise to the illegality. The Agent shall without undue delay upon receipt of such notice of termination inform the Obligors thereof.

16.2	Repayment and Prepayment

Each of the Obligors shall repay or prepay (as the case may be) such Lender’s participation in the outstanding Advances plus accrued interest and any other sums outstanding pursuant to this Agreement, at the end of the applicable Terms or, in the event termination is effective pursuant to Clause 16.1 (Termination) before the end of a Term, at such earlier date (unless the Obligors are notified of termination after such earlier date in which case payment shall be made within five Business Days of the respective Obligor’s receipt of such notice). Upon effective termination all obligations of the terminating Lender pursuant to this Agreement shall end and the Total Commitments shall be reduced by the amount of the terminated Commitment.

16.3	Mitigation

If, in relation to any Lender, circumstances arise which would or would upon the giving of notice result in:
(a)	an increase in any sum payable to it or for its account pursuant to Clause 14.2 (Gross-up) or Clause 14.6 (Tax Indemnity), as relevant;

(b)	a claim for indemnification pursuant to Clause 15 (Increased Costs); or

(c)	the reduction of its Commitment and its participation in the outstanding Advances or any repayment or prepayment by any Obligor pursuant to this Clause 16 (Illegality), then such Lender shall promptly upon becoming aware of such circumstances notify the Agent thereof and, in consultation with the Agent and the relevant Obligor and to the extent that it can do so lawfully, take such reasonable steps as may be open to it (including a change of its Facility Office or the transfer of its rights and obligations hereunder to any of such Lender’s Affiliated Companies being a bank or financial institution or any other bank or financial institution acceptable to the relevant Obligor and willing to participate in the Facility) to mitigate the effects of such circumstances, provided (i) that such Lender shall be under no obligation to take any such action if to do so might in its opinion have an adverse effect upon its financial, operation or business condition (other than any minor costs and expenses) (ii) and that the Obligors shall pay the costs of such transfer including the costs pursuant to Clause 27.4(b).

SECTION 17
REPRESENTATIONS AND WARRANTIES
17.	REPRESENTATIONS AND WARRANTIES

Each Obligor hereby represents and warrants (gewährleisten und sichern zu) pursuant to Clauses 17.1 (Status) through 17.20 (Immunity) (United States Laws) to each of the Finance Parties in respect of itself and its respective fully consolidated Subsidiaries (where such representations and warranties are also given in respect of such Subsidiaries or any of them pursuant to the provisions set forth below), and each Lender hereby represents and warrants (gewährleistet und sichert zu) pursuant to Clause 17.22 (Representation and Warranty of Lenders) to each Obligor, that on the date of this Agreement:

17.1	Status
(a)	The Company is a stock corporation (Aktiengesellschaft) incorporated under the laws of the Federal Republic of Germany, registered in the commercial register of the local court of München under HRB 142545, has the capacity to sue and be sued in its own name and has the power to own its property and assets and to carry on its business as it is now being conducted. The equity as shown in the articles of association has been fully paid in.

(b)	Qimonda B.V. is a private company with limited liability (Besloten Venoutschap) incorporated and duly organised and validly existing under the laws of the Netherlands, has the capacity to sue and be sued in its own name and has the power to own its property and to carry on business as it is now being audited.

(c)	Each Additional Guarantor, if any, is a company duly incorporated or established under the laws of the Relevant Jurisdiction, duly organised and validly existing under the laws of the Relevant Jurisdiction, has the capacity to sue and be sued in its own name and has the power to own its property and assets and to carry on its business as it is now being conducted.
17.2	Powers and Authority

Each Obligor has the authority to enter into and execute the Finance Documents, to accept the Facility and to perform its respective obligations pursuant to the Finance Documents, and in this regard all decisions and resolutions of each Obligor and its respective shareholders necessary in each Relevant Jurisdiction have been taken.

17.3	Insolvency Proceedings

No dissolution, liquidation, insolvency (in respect of an Obligor or a Material Subsidiary incorporated in The Netherlands including (without limitation) bankruptcy (faillissement), suspension of payments (surseance van betaling) and special measures (bijzondere voorzieningen) in the interest of all the creditors (gezamenlijke schuldeisers) as referred to in Chapter X of ASCI and the filing of a notice under Section 36(2) of the Dutch 1990 Tax Collection Act (Invorderingswet 1990) separately or in conjunction with section 60 of the Dutch Act on the Financing of Social Insurances (Wet financiering sociale verzekeringen) composition, creditors’ recession or similar proceedings in relation to the Obligors or any Material Subsidiary are pending, have been applied for or are threatened. No Obligor is overindebted (überschuldet), unable to pay its debts as they fall due (Zahlungsunfähig), is imminently at risk to be unable to pay its debts as they fall due (drohende Zahlungsunfähigkeit) within the meaning of sections 17 to 19 of the German Insolvency Code (Insolvenzordnung) or has filed for insolvency (Antrag auf Eröffnung des Insolvenzverfahrens) or the board of directors of any Obligor is required by law to file for insolvency or the competent court takes any of the actions set out in Section 21 of the German Insolvency Code or institutes insolvency proceedings against any Obligor (Antrag auf Eröffnung des Invsolvenzverfahrens). This Clause shall not apply to a solvent liquidation of any Material Subsidiary (other than an Obligor) provided that any assets of the so liquidated Material Subsidiary will be transferred to a member of the Group.

17.4	Legal Validity

The obligations of the Obligors created in the Finance Documents are legally valid and binding obligations of the Obligors under the laws of each Relevant Jurisdiction enforceable in such jurisdictions in accordance with the terms and conditions of the Finance Documents except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally; and the Finance Documents are in proper form for enforcement in the courts of each Relevant Jurisdiction. The choice of laws of the Federal Republic of Germany as the laws governing the Finance Documents constitutes a valid choice of laws under the laws of each Relevant Jurisdiction and the courts of each Relevant Jurisdiction will observe and give effect to such choice of law except as may be limited by mandatory overruling principles of general application.

17.5	Non-Conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:
(a)	any law or regulation applicable to it in the Relevant Jurisdiction, in each case in a manner or to an extent which has material adverse relevance; or

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any Material Subsidiary or any of its or any Material Subsidiary’s assets, in each case in a manner or to an extent which has a Material Adverse Effect.
17.6	No Default

No event (i) which constitutes an Event of Default has occurred and is continuing unwaived or unremedied or (ii) which, with the giving of notice or lapse of time or the making of any determination under the Finance Documents or any combination of any of the foregoing or expiry of any grace period, the making of any determination under the relevant document or any combination of any of the foregoing, would constitute an Event of Default, has occurred and is continuing unwaived or unremedied or (iii) which constitutes a default under or in respect of any material agreement or document to which any of the Obligors is a party or by which any of the Obligors is bound (other than the Finance Documents) has occurred and is continuing unwaived or unremedied which has a Material Adverse Effect.

17.7	Consents

All authorisations, notarisations and other matters, official or otherwise, required by the Obligors under the laws of each Relevant Jurisdiction in connection with the entry into, performance, validity and enforceability of the Finance Documents and the transactions contemplated hereby have been obtained by the Obligors or have been effected and are in full force and effect.

17.8	No filing and stamp Taxes

Under the laws of its Relevant Jurisdictions it is not necessary that any Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9	Financial Statements

The most recent unconsolidated financial statements of each of the Obligors and the most recent consolidated financial statements of the Group (in each case audited if available) truly and fairly represent the financial condition of the relevant Obligor or of the Group, as the case may be, as at the end of and for the period ended on the date to which such accounts were prepared. The financial condition of the relevant Obligor or the Group has not deteriorated in comparison with the most recent financial statements in a manner which has a Material Adverse Effect.
17.10	Information

Except as disclosed in writing to all Lenders prior to the date of this Agreement all financial and factual information furnished by the Company in writing as part of the Information Package in connection with this Agreement was true, complete and accurate in all material respects as at the date it was provided, or as at the date it was prepared, as applicable, and there were no facts or matters the omission of which would have made any statement or information contained therein misleading; all forecasts contained therein were arrived at after due and careful consideration, were fair and reasonable and based on the best information available to the Company at the time such forecasts were prepared; neither of the Company is aware of any facts or matters not disclosed to the Lenders before the date hereof which, if disclosed, would have materially adversely affected the decision of any Lender considering whether to enter into the Finance Documents.

17.11	Litigation

Except as disclosed in writing to all Lenders prior to the date of this Agreement (including, for the avoidance of doubt, by way of disclosure furnished by the Company as part of the Information Package) no arbitration, litigation or other proceedings are currently in progress or, to the best of its knowledge, credibly threatened against any of the Obligors or any Material Subsidiary which (i) are reasonably likely to be adversely determined and (ii) if adversely determined, are reasonably likely to have a Material Adverse Effect.

17.12	No Encumbrances

Unless permitted by this Agreement, and with the exception of Permitted Encumbrances, no Encumbrance of any asset or future asset, or the present or future revenues of any of the Obligors or of any member of the Group exists and the execution and performance of the Finance Documents will not result in the creation of such Encumbrances.

17.13	Pari Passu Ranking

The obligations of the Obligors hereunder rank at least pari passu with all their other unsecured and unsubordinated obligations save as provided by mandatory applicable laws of insolvency, liquidation or similar laws of general application.

17.14	Tax Liabilities
(a)	Each Obligor and each Material Subsidiary has complied with all Taxation laws in all material respects in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it except (i) for such Taxes which are contested in good faith by appropriate proceedings, (ii) for those Taxes which have not been paid due to an administrative error and which will be paid without undue delay upon gaining knowledge of such administrative error.

(b)	No claims are being asserted against any of them with respect to Taxes which have a Material Adverse Effect.
17.15	No Withholding

Under the laws in force in the Relevant Jurisdiction at the date of this Agreement, no Obligor is required to make any deduction or withholdings for or on account of Tax from any payment it may make under any Finance Document which cannot be avoided by the relevant Finance Party or Finance Parties by complying with Clause 14.3 (Tax Certificates).

17.16	ASCI-Representation

Qimonda B.V. does not violate the ASCI.

17.17	United States Laws
(a)	In this Clause 17.17 (United States Laws):

“Anti-Terrorism Law” means each of:
(i)	Executive Order No. 13224 of September 23, 2001 – Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(ii)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act (the “Patriot Act”));

(iii)	the Money Laundering Control Act of 1986, Public Law 99-570; and

(iv)	any similar law enacted in the United States of America subsequent to the date of this Agreement;
“holding company”, “affiliate” and “subsidiary company” have the meanings given to them in the United States Public Utility Holding Company Act of 1935, as amended;

“investment company” has the meaning given to it in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”);

“public utility” has the meaning given to it in the United States Federal Power Act of 1920, as amended; and

“Restricted Party” means any person listed:
(i)	in the Annex to the Executive Order;

(ii)	on the “Specially Designated National and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or

(iii)	in any successor list to either of the foregoing.
(b)	No US Additional Obligor is:
(i)	a holding company, an affiliate of a holding company or a subsidiary company of a holding company, or subject to regulation, under the United States Public Utility Holding Company Act of 1935, as amended;

(ii)	a public utility, or subject to regulation, under the United States Federal Power Act of 1920, as amended;

(iii)	required to register as an investment company; or

(iv)	subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.
(c)	No US Additional Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of

Governors of the Federal Reserve System of the United States of America as in effect from time to time (“Margin Stock”), and no proceeds of any Advance will be used to purchase or carry out Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
(d)	To the best of their respective knowledge, no US Additional Obligor or any of its Subsidiaries:
(i)	is, or is controlled by, a Restricted Party;

(ii)	has received funds or other property from a Restricted Party; or

(iii)	is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.
(e)	Each US Additional Obligor and each of its Subsidiaries, have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

(f)	Each Mandated Lead Arranger hereby notifies the Obligors that pursuant to the requirements of the Patriot Act, each Mandated Lead Arranger and each Lender is required to obtain, verify and record information that identifies the Obligors, which information includes the name, address, tax identification number and other information regarding such Obligor that will allow such Mandated Lead Arranger or such Lender to identify each Obligor in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Mandated Lead Arranger and each Lender.
17.18	Material Adverse Changes

There has been no change in the business, assets, financial condition or operations of the Group (taken as a whole) since the date of the financial statements delivered pursuant to Clause 4.1(i), which has, or is reasonably likely to have, a Material Adverse Effect.

17.19	Employee Benefit Plans – In relation to any US Additional Obligor only:
(a)	No ERISA Event has occurred or is reasonably expected to occur that has resulted in or is reasonably expected to result in a material liability of it or its Subsidiaries or any ERISA Affiliate.

(b)	Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan that has been filed with the Employee Benefits Security Administration of the United States of America, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(c)	Neither it, nor any of its Subsidiaries, nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan to the extent such incurrence would have or be reasonably likely to have a Material Adverse Effect.

(d)	Neither it, nor any of its Subsidiaries, nor any ERISA Affiliate has been notified in writing by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganisation or to be terminated, within the meaning of Title IV of ERISA.

17.20	Immunity

The execution by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

17.21	Repetition

The Repeated Representations and Warranties shall be repeated on the date of each Drawdown Notice and on each Drawdown Date by reference to the facts and circumstances then existing, provided that in relation to a Rollover Advance the representation and warranty set out in Clause 17.6(ii) shall not be repeated.

17.22	Representation and Warranty of Lenders

Each Lender represent and warrants that it qualifies as a professional market party within the meaning of Schedule 9 (Professional Market Parties) and that it is aware of the consequences of making such a representation (such as the absence of protection under the ASCI).

SECTION 18
UNDERTAKINGS
18.	UNDERTAKINGS

18.1	Duration

The undertakings in this Clause 18 (Undertakings) remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or under the Guarantee, or any Commitment is in force.

18.2	Information Undertakings

The Obligors will furnish, or cause to be furnished, to the Agent (in case of (a) through (c) with a sufficient number of copies for the Lenders on the basis of one copy for each Lender) and in the case of Clause 18.2(e) (Annual Projections), to those Lenders that have requested to receive the relevant Annual Projections in writing:
(a)	Annual Financial Statements

As soon as available, and in any event within 180 days after the close of each Fiscal Year the unconsolidated financial statements of each Obligor, and, in case of the Company, its consolidated financial statements as of the end of such Fiscal Year, including balance sheet, profit and loss account, report and notes (Anhang) for such Fiscal Year; all such financial information described above to be audited by independent certified public accountants of recognised national standing and whose opinion shall be to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles applicable in the Relevant Jurisdiction (in each case consistently applied except for changes which are disclosed in the notes to the relevant financial statements) and shall not be limited as to the scope of the audit or qualified in any manner.

(b)	Interim Reports

As soon as practicable, but in any event within 30 days of the end of each quarter, except for the last quarter of the Fiscal Year in which a time period of 60 days shall apply, the consolidated financial statements of the Group, if available audited.

(c)	Shareholder Information

All documents dispatched by the Company or any publicly listed Obligor to its shareholders (or any class of them) or creditors generally (or any class of them) pursuant to the provisions of applicable laws or regulations at the same time as they are despatched.

(d)	Notices

Upon any of the Obligors obtaining knowledge thereof, each of them will give written notice to the Agent promptly of
(i)	the occurrence of an event or condition constituting an Event of Default (or any event which with giving of notice or lapse of time or the making of any determination under the Finance Documents or any combination of any of the foregoing would constitute such an Event of Default), specifying the nature and existence thereof and what action the respective Obligor proposes to take with respect thereto,

(ii)	(except as already disclosed prior to the date of this Agreement or as part of the information furnished pursuant to (a) through (c) above) the occurrence of any of the following with respect to any Material Subsidiary:

(A)	the pendency or commencement of any arbitration, litigation or other proceedings against it which (i) are reasonably likely to be adversely determined and (ii) if adversely determined, are reasonably likely to have a Material Adverse Effect;

(B)	the intention of any solvent liquidation of a Material Subsidiary, and
(iii)	any incorrectness, untruthfulness or misleading nature in any material respect of any representation, warranty or material statement as and when made by any of the Obligors in, or in connection with, this Agreement or in any accounts, certificate, statement or opinion delivered by or on behalf of any of the Obligors hereunder or in connection herewith.
(e)	Annual Projections
(i)	Not later than 30 days after the beginning of each of its Fiscal Years (but in any case not earlier than the date on which the Company has received a duly signed N.D.A. from the relevant Lender), of the Annual Projections of the Group for such Fiscal Year.

(ii)	Each Annual Projections shall be in a form satisfactory to the Agent and attached in the agreed form to Schedule 10 (Form of Annual Projections) and, shall be prepared in accordance with US GAAP, consistently applied, and shall have been approved by the board of directors of the Company.

The Company will send a binding form for a non-disclosure agreement (“N.D.A”) in respect of the Annual Projections to each Lender which has requested a copy of the Annual Projections within 5 Business Days of such request, which shall be signed by such Lenders and returned to the Company. The provisions of this paragraph shall apply to each year in which Annual Projections are to be furnished for the term of the Facility.
(f)	Other Information

Promptly after any request, such other information regarding the business, properties or financial condition of any Obligor as the Agent or any of the Lenders through the Agent may reasonably request in accordance with market practice or regulatory requirements.

(g)	“Know your customer” checks
(i)	If:
(A)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(B)	any change in the status of an Obligor after the date of this Agreement; or

(C)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer;
obliges the Agent or any Lender (or, in the case of sub-paragraph (C) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-paragraph (C) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in sub-paragraph (C) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(ii)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
18.3	General Undertakings
(a)	Preservation of Existence and Licences

Each Obligor will do all things necessary (and will ensure that each member of the Group will do all things necessary) to preserve and keep in full force and effect its existence, rights, licences, permits, trade names, patents and intellectual rights and properties necessary to conduct its business the absence of which would have a Material Adverse Effect. For the avoidance of doubt, nothing in this clause shall prejudice the ability to convey, sell, lease, transfer or otherwise dispose of any of the foregoing, or to create or permit to subsist any Encumbrance over any of the foregoing, if otherwise in compliance with the other provisions of this Agreement.

(b)	Books and Records

Each Obligor will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of generally accepted accounting principles applicable in the Relevant Jurisdiction, as the case may be (including the establishment and maintenance of appropriate reserves).

(c)	Compliance with Laws

Each Obligor will comply with all applicable laws, rules, regulations and orders binding on it including all Environmental Laws, and all applicable restrictions imposed by all Governmental Authorities unless failure to comply with such would not have a Material Adverse Effect. Each Obligor will obtain from time to time such authorisations as may be required in respect of this Agreement under the laws or regulations of the Relevant Jurisdiction to enable the relevant Obligor to perform its obligations hereunder and upon the Agent’s request promptly supply the Agent with copies thereof.

(d)	Insurance

Each Obligor will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are customary or industry practice for enterprises conducting similar business as the Obligors unless failure to maintain such would not have a Material Adverse Effect.

(e)	Pari Passu Ranking

Each Obligor undertakes for so long as any amount available under this Agreement is outstanding or the Advances or any part thereof remains outstanding or any other sum is payable pursuant to this Agreement, that its obligations pursuant to this Agreement will rank at least pari passu with all other unsecured and unsubordinated obligations of the relevant Obligor, save those obligations preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

(f)	Subsidised Financing

The Company shall use all commercially reasonable endeavours (unless to do so would incur a material commercial or financial disadvantage to the Company) to ensure that Subsidised Financings entered or to be entered into by a Subsidiary do not or will not contain terms prohibiting the granting of Guarantees in favour of the Lenders in respect of the Finance Documents and the Company shall deliver to the Agent a statement in relation to any Subsidised Financings entered into after the date of this Agreement stating whether the commercial terms therein are more favourable than what would have been obtainable in the general commercial market for such financings and whether the terms therein would permit the granting of a Guarantee to the Lenders in respect of the Finance Documents.
18.4	Covenants
(a)	Negative Pledge

No Obligor will, and the Company will ensure that no member of the Group will, contract, create, incur, assume or permit to exist any Encumbrance for Financial Indebtedness with respect to any of its property, revenues or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for the Permitted Encumbrances.

(b)	Disposals

No Obligor will, and the Company will ensure that no member of the Group will sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business or assets which is material with respect to the assets of the Group as a whole whether now owned or hereafter acquired, including, without limitation, inventory, receivables, leasehold interests, and securities but excluding:
(i)	any inventory or other assets sold, transferred or disposed of, in the ordinary course of business on an arm’s length basis (which, for the avoidance of doubt, includes the sale and transfer of receivables and/or inventories on a non-recourse basis, e.g. as part of an asset backed securitisation (and for the purposes of any asset backed securitisation, the term “non-recourse” will not preclude the substitution, from time to time, of receivables off-balance sheet with receivables of a similar value on-balance sheet)); or

(ii)	disposals of assets which are obsolete for the purposes of the operations of the business of the disposing member of the Group, or of assets in exchange for comparable or superior assets, in each case on normal commercial terms and on an arm’s length basis; or

(iii)	disposals the net proceeds of which are timely reinvested in comparable assets or applied towards the repayment of indebtedness incurred in connection with the acquisition of such comparable assets; or

(iv)	disposals of assets made in compliance with mandatory requirements stipulated by competent Governmental Authorities, including by antitrust authorities in connection with the approval process for acquisitions; or

(v)	the sale, transfer or other disposal of assets by a member of the Group to another member of the Group; or

(vi)	other disposals of assets on an arm’s length basis either in one transaction or in a series of transactions the aggregate book value of which must not exceed 10% of the book value of the consolidated assets of the Group per annum as shown in the respective most recent consolidated financial statements as of the end of the third quarter of each relevant calendar year provided that the aggregate book value of such disposed assets does not exceed Euro 750,000,000 during the term of this Agreement; or

(vii)	disposals of assets to (i) the CTA to ensure proper coverage of pension liabilities towards those employees of the Group Companies whose pension liabilities have been assumed by the CTA as of the date of this Agreement or (ii) any other trust arrangement in order to secure any obligations incurred in order to comply with the requirements of section 8a of the German Altersteilzeitgesetz or pursuant to section 7d of the German Social Security Code (Sozialgesetzbuch IV); or

(viii)	any disposals not falling within (i) to (vii) above with the prior written consent of the Majority Lenders.
(c)	Third Party Transactions

No Obligor will, and the Company will ensure that no other member of the Group will, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Person which is not a member of the Group, other than on arm’s length terms.

(d)	Merger
(i)	No Obligor will, and the Company will ensure that no member of the Group will, enter into any demerger, merger or corporate reconstruction.

(ii)	The above paragraph (i) shall not apply to any demerger, merger or corporate reconstruction (x) among members of the Group or (y) where the relevant member of the Group remains to be the surviving entity, provided that there is no reason to believe that the creditworthiness of the surviving entity will materially deteriorate as a result of such demerger, merger, transformation or corporate reconstruction.
(e)	Change of business

No Obligor will and the Company will ensure that no Material Subsidiary will make any substantial changes to the general nature of its business from that carried on at the date of this Agreement.

(f)	Financial Indebtedness

Save for Permitted Financial Indebtedness, no Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(g)	Loans and guarantees

Save for Permitted Loans and Permitted Guarantees, no Obligor shall (and the Company shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness or grant or agree to grant or permit to exist any guarantee or counter-indemnity in respect of any liability or obligation of any Person.

(h)	Senior Bonds Issue

If a Senior Bonds Issue shall occur, the Company should procure that: (i) Qimonda B.V. shall be the only Borrower under the Facility and all amounts borrowed by the Company or any other Additional Borrower are to be repaid in full prior to the occurrence of the Senior Bonds Issue; (ii) all proceeds from a Senior Bonds Issue by a Finco shall be lent directly to Company and not to any other member of the Group (but the Company shall be permitted to on-lend such monies to such Group Companies, subject to sub-paragraph (iii) below); and (iii) all Intra-Group Debt loans from the Company will be subordinated to the Facility (in accordance with the terms set out in Schedule 11 (Subordination)); (iv) the aggregate Net PPE of Qimonda B.V. and its Subsidiaries when aggregated with the Net PPE of any Subsidiary of the Company that has granted a Guarantee in favour of the Lenders in respect of the Finance Documents (in each case calculated on an unconsolidated basis and excluding intra-Group items) shall represent not less than 66 2/3% of the consolidated Net PPE of the Group; and (v) the Company shall use all commercially reasonable efforts (unless to do so would incur undue commercial or tax disadvantage or prohibited under applicable laws) to ensure that Qimonda B.V. acquires the legal title to the shares in Inotera Memories Inc. which are currently held on trust for the Company by Infineon Technologies AG, as soon as practicable after the date of such Senior Bonds Issue and that Qimonda B.V. shall hold such shares for the term of the Facility thereafter.

(i)	Dividends

The Company shall not propose, declare, make or pay any dividends or other distributions of income or the payment to its shareholders (whether in cash or in kind or other) for any Fiscal Year unless (x) it has positive net income for that Fiscal Year and (y) such payment shall not be in excess of fifty per cent 50% of the positive net income for that Fiscal Year.

(j)	Infineon Loans

The Company shall procure that the Infineon Loans (i) shall not be repaid by any amounts drawn under the Facility but can be repaid out of (1) the proceeds of a new capital markets securities issuance or (2) free cash (calculated on the basis of Minimum Liquidity, provided that this amount shall not be less than Euro 1,000,000,000 after any repayment (whether in whole or in part) of the Infineon Loans), and (ii) shall be subordinated to the Facility pursuant to the Subordination Agreement.

(k)	Finco Ring-fencing

Notwithstanding any other provision of the Finance Documents, no Obligor will, and each Obligor will procure that none of its Subsidiaries will (or will commit any person to enter any agreement under which it is obliged to):
(i)	declare or pay, directly or indirectly, any dividends or make any distribution in favour of any Finco;

(ii)	make any loan to or grant any financial accommodation to any Finco;

(iii)	pay any interest or other amount to any Finco under or in connection with any loan received from any Finco, or pay any amount to or transfer monies to any Finco whatsoever;

(iv)	sell, transfer, lease out, lend or otherwise dispose of any asset to any Finco; or

(v)	grant any guarantee or enter into any participation or purchase arrangements in relation to any obligation of any Finco, except for a Senior Bonds Issue or such other capital markets debt issue permitted under “Permitted Financial Indebtedness”.
18.5	Financial Covenants
(a)	The terms used in this Clause 18.5 (Financial Covenants), unless otherwise defined herein, shall have the same meaning as the financial terminology used in the preparation of the most recent published audited consolidated financial statements of the Company.

(b)	The Company shall ensure that the following financial covenants are and will be complied with at all times and confirm such compliance in writing setting out in reasonable detail the relevant calculation (the “Compliance Certificate”) within 60 days after 30 September of each year and 30 days after 31 March of each year, as the case may be, as at 30 September and 31 March of each year (each such date a “Covenant Test Date”), provided that the first Covenant Test Date shall be on 30 September 2006:
(i)	the Senior Debt to Shareholders’ Equity ratio does not exceed 30%;

(ii)	the Minimum Liquidity must exceed Euro 300,000,000, and Cash and Cash Equivalents must comprise 50% or more of this amount;

(iii)	the Minimum Tangible Net Worth shall not at any time be less than:
(A)	in respect of the first Covenant Test Date on 30 September 2006:
(1)	the Tangible Net Worth of the Company as at 30 September 2006; less

(2)	Euro 500,000,000
(the “Initial Minimum Tangible Net Worth”); and
(B)	in respect of any other Covenant Test Date, the sum of:
(1)	the Initial Minimum Tangible Net Worth;

(2)	the aggregate net primary proceeds received by the Company in respect of the IPO (to the extent that the Closing Date has not occurred by the first Covenant Test Date);

(3)	50% of aggregated positive net income since the Closing Date; and

(4)	33.33% of the aggregated issuance of capital stock since the Closing Date, provided that the figures for net income in respect of a Covenant Test Date falling on 31 March of each year, shall be calculated by reference to the Fiscal Year end position as shown in the last audited annual financial statements of the Group.
Each of the above shall be calculated on the basis of the relevant consolidated quarterly financial statements of the Group.

(c)	The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 18.2(a) and (b) is prepared using generally accepted accounting principles applicable in the Relevant Jurisdiction, in each case consistently applied unless changes in application are disclosed in notes to the relevant financial statements. In the event of a change in generally accepted accounting principles applicable in the Relevant Jurisdiction the Company shall notify the Agent that there has been such change and shall deliver to the Agent:
(i)	a description of any change necessary for those consolidated financial statements to reflect the generally accepted accounting principles applicable in the Relevant Jurisdiction upon which the Company’s consolidated financial statements were prepared prior to such change; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 18.5(b) has been complied with and make an accurate comparison between the financial position indicated in those consolidated financial statements and the Company’s consolidated financial statements prior to such change.
Any reference in this Agreement to those consolidated financial statements shall be construed as a reference to those consolidated financial statements as adjusted to reflect the basis upon which the Company’s consolidated financial statements were prepared prior to such change unless the Company and the Agent (acting upon the instructions of the Majority Lenders) have agreed that such changes are irrelevant for the purposes of Clause 18.5(b) or are sufficiently compensated by amendments to that Clause agreed upon by the Company and the Agent (acting upon the instructions of the Majority Lenders).
18.6	Payment of Taxes

Each of the Obligors will pay and discharge:
(a)	all Taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, and

(b)	all lawful claims (including claims for labour, materials and supplies) which, if unpaid, might give rise to an Encumbrance upon any of its properties, provided, however, that the Obligors shall not be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with generally accepted accounting principles applicable in the Relevant Jurisdiction unless the failure to make any such payment
(i)	would give rise to an immediate right to foreclose on an Encumbrance securing such amounts or

(ii)	would have a Material Adverse Effect.
18.7	ASCI-Undertaking

Qimonda B.V. undertakes to ensure that it will always be in compliance with the ASCI.

18.8	United States Laws
(a)	No US Additional Obligor may use any Advance, directly or indirectly, for any purpose that would result in a violation of Regulation U or X of the Board of Governors of the United States Federal Reserve System.

(b)	No US Additional Obligor may use any part of any Advance to acquire any security in a transaction that is subject to section 13 or 14 of the United States Securities Exchange Act of 1934.

(c)	No US Additional Obligor shall become an “investment company”, or an “affiliated person” of, or “promotes” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act.

(d)	Each US Additional Obligor must promptly upon becoming aware of it notify the Agent of:
(i)	any ERISA Event; and

(ii)	the termination (or any circumstances reasonably likely to result in the termination) of any Plan or a complete or partial withdrawal from, or any circumstances reasonably likely to result in the complete or partial withdrawal from any Multiemployer Plan, in each case to the extent such occurrence is reasonably expected to have a Material Adverse Effect.
(e)	Each US Additional Obligor and its respective ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of an Encumbrance under ERISA on any of its assets which is reasonably likely to have a Material Adverse Effect.
18.9	Condition Subsequent

The Company shall deliver or shall cause to be delivered to the Agent, within one (1) month after the Closing Date, evidence satisfactory to the Agent and the Mandated Lead Arrangers that the Group has at the date of such evidence Minimum Liquidity of not less than Euro 1,000,000,000.

SECTION 19
GUARANTEE
19.	GUARANTEE

Each Guarantor hereby irrevocably and unconditionally guarantees jointly and severally to the Lenders (the “Guarantee”), the due and punctual payment of all amounts payable pursuant to or in connection with this Agreement by the Borrowers, including, without limitation, principal and interest, when and as the same shall become due and payable, whether at maturity, upon declaration or otherwise, under or in connection with the Agreement, and the prompt performance by the Borrower of all their other obligations under the Agreement (the “Obligations”).

19.1	Abstractness, Waiver of Defences
(a)	The intent and purpose of this Guarantee is to ensure that the Finance Parties, under any and all circumstances, whether factual or legal, and regardless of the reasons for which the Borrower may fail to effect payment, shall receive the amounts payable as interest and principal as and when due (including any additional amounts payable pursuant to or in connection with this Agreement) as contemplated in this Agreement.

(b)	This Guarantee and the obligations of each of the Guarantors hereunder shall be independent and not contingent upon the legal relationship existing between the Borrowers and the Finance Parties and in particular not contingent upon the validity and the enforceability of the Finance Parties’ claims against the Borrowers for payment of interest and principal (including any additional amounts pursuant to or in connection with this Agreement) as contemplated in this Agreement.

(c)	The obligations of the Guarantors under this Guarantee will not be affected and shall subsist regardless of any defences the Borrowers may assert, and each Guarantor hereby waives any right it may have to assert such defence, to claim relief or of first requiring any Finance Party to proceed against or enforce any other right or security or claim payment from any person before claiming from the Guarantors under this Guarantee.
19.2	Continuing Guarantee

This Guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrowers under this Agreement, regardless of any intermediate payment or discharge in whole or in part, and it shall remain in force, notwithstanding any dissolution or change in the structure or legal form of the Borrowers or any transfer or assignment by a Finance Party pursuant this Agreement.

19.3	Exercise of Guarantee, First Demand Payment

Upon first written demand of a Finance Party each of the Guarantors shall pay without undue delay all amounts required to achieve the intent and purpose described above, without any deductions and to the exclusion of any set-off, counterclaim, right of bailment, retention or lien, restriction or condition or any other right which affects or limits the obligations of such Guarantor to pay promptly upon such demand, except to the extent that such Guarantor is required by law to make payment subject to deduction of any Taxes.

19.4	Reinstatement

If at any time any payment made under the Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of a Borrower, each Guarantor’s obligations under this Guarantee with respect to such payment shall be reinstated at such time as though such payment had not been made. Each Guarantor agrees that it will indemnify the Finance Parties on demand for all reasonable costs and expenses (including, but not limited to, reasonable fees of counsel) incurred by a Finance Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment must be rescinded or must be otherwise restored or returned under applicable insolvency, bankruptcy or reorganization laws.
19.5	Subordination

Each Guarantor undertakes, as a separate and independent obligation, that it will not exercise or enforce against any Borrower any and all claims or rights
(a)	such Guarantor might have against such Borrower as a consequence of making payments under this Guarantee;

(b)	the Guarantor might have against such Borrower as a consequence of having procured that such Borrower is able to make payments under this Agreement;
until the payments, as and when due under the Agreement, have been made in full and there has elapsed any period during which any amount paid by such Borrower under this Agreement might be recoverable under any bankruptcy, insolvency or similar law of any jurisdiction applicable to such Borrower.
19.6	Additional Guarantors
(a)	The Company shall ensure that at any time upon the occurrence of an Additional Guarantor Event in relation to a member of the Group, such member of the Group or another member of the Group that has borrowed or guaranteed such additional Financial Indebtedness (or in relation to sub-paragraph (c) of the definition of “Additional Guarantor Event”, such Subsidiary of the Company that has been nominated to grant a Guarantee pursuant to Clause 18.4(h) (Senior Bonds Issue)) in each case which triggers an Additional Guarantor Event, shall accede as Additional Guarantors (if and when the relevant member of the Group can do so without violation of any applicable corporate or other laws), in each case by delivering to the Agent an Accession Agreement (substantially in the form attached as Schedule 3 (Accession Agreement)) duly executed.

(b)	Upon execution and delivery of an Accession Agreement, the relevant member of the Group will irrevocably and unconditionally guarantee the full payment of interest, principal and any other amount due hereunder in accordance with this Clause 19 (Guarantee) and shall become an Additional Guarantor.

(c)	The Borrowers shall procure that, at the same time as an Accession Agreement is delivered to the Agent, there is also delivered to the Agent all those documents listed in Schedule 4 (Further Conditions Precedent) and other documents as the Agent may reasonably require in each case in form and substance satisfactory to the Agent.

(d)	The execution of an Accession Agreement constitutes confirmation by the Additional Guarantor concerned that the representations and warranties set out in Clause 17 (Representations and Warranties) to be made by it on the date of the Accession Agreement are correct, as if made with reference to the facts and circumstances then existing.

(e)	The Company herewith irrevocably and unconditionally agrees to accept service of process in connection with the Finance Documents for each Additional Guarantor incorporated outside the Federal Republic of Germany in respect of legal actions instituted before the courts in the Federal Republic of Germany.
19.7	US Additional Obligors
(a)	In this Clause 19.7 (US Additional Obligors):

“fraudulent transfer law” means any applicable United States bankruptcy and State fraudulent transfer and conveyance statue and any related case law;

terms used in this Clause 19.7 (US Additional Obligors) are to be construed in accordance with the fraudulent transfer laws.

(b)	Each US Additional Obligor acknowledges that:
(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(ii)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

(iii)	each Finance Party has acted in good faith in connection with the guarantee given by that US Additional Obligor and the transactions contemplated by the Finance Documents.
(c)	Each Finance Party agrees that each US Additional Obligor’s liability under this Clause 19 (Guarantee) is limited so that no obligations of, or transfer by, any US Additional Obligor under this Clause 19 (Guarantee) is subject to avoidance and turnover under any fraudulent transfer law.

(d)	Each US Additional Obligor represents and warrants to each Finance Party that:
(i)	the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.
(e)	Each representation and warranty in this Clause 19.7 (US Additional Obligors):
(i)	is deemed to be repeated by each US Additional Obligor on the date of each Drawdown Notice and on the first day of each Term; and

(ii)	is, when repeated, applied to the circumstances existing at the time of repetition.
19.8	Release of Guarantors

Upon receipt by the Agent of financial information from the Borrowers demonstrating to the satisfaction of the Agent that an Additional Guarantor could be released from being a Guarantor, then, if the Agent is satisfied that there are no unpaid amounts due or owing from that Additional Guarantor, the Agent, on behalf of the Finance Parties shall, at the expense of the Company, promptly release that Additional Guarantor from its obligations as a Guarantor under the Finance Documents.

SECTION 20
EVENTS OF DEFAULT
20.	EVENTS OF DEFAULT

20.1	Events of Default

Each of the events set out below is an Event of Default (whether or not caused by any reason whatsoever within the control of either of the Obligors or of any other person):
(a)	any of the Obligors fails to pay any amount payable by it hereunder or under any Finance Document on the due date therefor and, in case of failure to pay such amount on the due date due to technical errors beyond the control of such Obligor, such amount is not paid within three Business Days of the due date; or

(b)	any of the Obligors fail to comply with any of its obligations under Clauses 18.3(e), 18.4(a), 18.4(b), 18.4(d), 18.4(e), 18.4(h), 18.4(j) or 18.9; or

(c)	any representation, warranty or material statement made by any of the Obligors in, or in connection with, this Agreement or the Finance Documents or in any accounts, certificate, statement or opinion delivered by or on behalf of any of the Obligors hereunder or in connection herewith is incorrect, untrue or misleading in any material respect when made; or

(d)	any of the Obligors fails to comply with any of its respective covenants, undertakings or any other material provision of this Agreement or the Finance Documents (other than those referred to in paragraphs (a) or (b) above) unless such failure is (i) capable of remedy and (ii) is remedied within 22 Business Days after the Agent giving notice thereof to the relevant Obligor; or

(e)	any Financial Indebtedness of any of the Obligors or any Material Subsidiary (other than Financial Indebtedness owed hereunder or to another member of the Group) in an aggregate amount of more than Euro 30,000,000 (or its equivalent in any other currency) is not paid when due (beyond any applicable grace period), or becomes or is capable of becoming prematurely due and payable (beyond any applicable grace period) for reason of the occurrence of an event of default (howsoever defined); or

(f)	any Obligor or any Material Subsidiary is unable to pay its debts as they fall due (Zahlungsunfähigkeit) or, for any of the reasons set out in Clauses 17 through 19 (inclusive) of the German Insolvenzordnung, any such member of the Group files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) or the board of directors of any such member of the Group is required by law to file for insolvency or the competent court takes any of the actions set out in Clause 21 of the German Insolvenzordnung (Anordnung von Sicherungsmaßnahmen) or the competent court institutes insolvency proceedings against any such member of the Group (Eröffnung des Insolvenzverfahrens); or

(g)	with respect to any Obligor or a Material Subsidiary:
(i)	any order (provisional or final) is made or applied for or resolution passed for the suspension of payments (in respect of an Obligor or a Material Subsidiary incorporated in The Netherlands including special measures (bijzondere voorzieningen) in the interest of all the creditors (gezamenlijke schuldeisers) as referred to in Chapter X of ASCI) or dissolution, termination of existence, liquidation, winding-up, bankruptcy, insolvency, judicial management or curatorship; or

(ii)	a moratorium in respect of all or any class of debts or a composition or an arrangement with creditors or any similar proceeding or arrangement by which their assets are submitted to the control of their creditors is ordered, declared or applied for; or

(iii)	a liquidator, trustee, administrator, receiver, arranger or similar officer is appointed in respect of all or a substantial part of their assets; or

(iv)	becomes or is declared insolvent or is unable, or admits its inability to pay its debts as they fall due or becomes insolvent within the terms of any applicable law; or

(v)	Qimonda B.V. gives notice under Section 36 of the Dutch 1990 Tax Collection Act (Invorderingswet 1990) or Section 16d of the Dutch Social Insurance Coordination Act (Coördinatiewet Sociale Verzekeringen); or

(vi)	anything having a substantially similar effect to any of the events specified in paragraphs (f) (i) to (iv) shall occur under the laws of any applicable jurisdiction;
which, in any such case, is not frivolous or vexatious and in case of the appointment of a receiver or similar officer under (iii) above such appointment is not discharged, withdrawn, cancelled or otherwise terminated within 30 days of the Agent notifying the Company of such event (however, this Clause 20.1(g) shall not apply to a solvent liquidation of any Material Subsidiary (other than an Obligor) provided that any assets of the so liquidated Material Subsidiary will be transferred to a member of the Group); or
(h)	any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets or is in relation to any indebtedness of an Obligor having an aggregate value of at least Euro 30,000,000 (or its equivalent in other currencies) and is not discharged within 30 days; or

(i)	after the date of this Agreement:
(a)	a Borrower (other than the Company) ceases to be a wholly owned Subsidiary of the Company; or

(b)	a Borrower, together with any member of the Group, cease to own at least a majority of the outstanding shares in a Material Subsidiary as on the date hereof or, if later, the date such Material Subsidiary was acquired; or
(j)	any authorisation or notarisation or other requirement necessary in any Relevant Jurisdiction to enable the Obligors to comply with their material obligations under the Finance Documents is adversely modified, revoked or withheld or does not remain in full force and effect; or

(k)	at any time it is unlawful under the laws of any Relevant Jurisdiction for any of the Obligors to perform its obligations under the Finance Documents; or

(l)	at any time, any Finance Document ceases in total or in part to be valid, binding and enforceable, or is repudiated or disaffirmed by an Obligor (or any relevant party) or an Obligor (or any relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document; or

(m)
(i)     in respect of a US Additional Obligor, any ERISA Event shall have occurred and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Obligors and the ERISA Affiliates related to such ERISA Event) exceeds Euro 30,000,000 (or its equivalent in other currencies).

(ii)	any US Additional Obligor or any ERISA Affiliate shall have been notified in writing by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the US Additional Obligors and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds Euro 30,000,000 (or its equivalent in other currencies) or requires payments exceeding Euro 30,000,000 (or its equivalent in other currencies) per annum; or
(n)	any event or series of events occurs which has a Material Adverse Effect.
20.2	Section 490 German Civil Code

Without prejudice to the provisions of this Agreement, section 490 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch) shall be disapplied.

20.3	Acceleration
(a)	In the case of any such Event of Default and at any time thereafter if any such event shall then be continuing unremedied or unwaived, the Agent may, and shall, if so directed by the Majority Lenders, by written notice to the Borrowers:
(i)	declare (kündigen) that the obligations of the Agent and the Lenders hereunder and the Commitments, in whole or in part, shall be cancelled, forthwith whereupon the same shall be so cancelled forthwith; and/or

(ii)	declare (kündigen) the Advances, in whole or in part, immediately due and payable whereupon the same shall become immediately due and payable together with all interest accrued thereon and all other amounts payable hereunder; and/or

(iii)	declare (kündigen) the Advances, in whole or in part, due and payable on demand whereupon the same shall become due and payable upon receipt of such demand at the time set forth therein together with all interest accrued thereon and all other amounts payable hereunder.
20.4	US Bankruptcy Code

Notwithstanding Clause 8 (Prepayment and Cancellation), upon the actual or deemed entry of an order for relief under the US Bankruptcy Code with respect to any US Additional Obligor, the Facility shall cease to be available to such US Additional Obligor, all Advances outstanding to such US Additional Obligor shall become immediately due and payable.

SECTION 21
THE AGENT, THE MANDATED LEAD ARRANGER AND THE LENDERS
21.	THE AGENT, THE MANDATED LEAD ARRANGER AND THE LENDERS

21.1	Appointment

Citibank International plc is hereby appointed Agent. Each Lender irrevocably (except for a revocation for serious cause (aus wichtigem Grund)) authorises the Agent on such Lender’s behalf to perform such duties and to exercise such rights and powers under this Agreement as are specifically delegated to the Agent by the terms of this Agreement, together with such rights and powers as are reasonably incidental thereto. The Agent, however, must not commence any legal action or proceedings on behalf of any Lender without such Lender’s prior written approval. The Agent shall have only those duties which are expressly specified in this Agreement. The Agent’s duties hereunder are solely of a mechanical and administrative nature.

21.2	Majority Lenders’ Directions

In the exercise of any right or power and as to any matter not expressly provided for by this Agreement, the Agent may act or refrain from acting in accordance with the instructions of the Majority Lenders and shall be fully protected in so doing. Any such instructions shall be binding on all the Lenders. In the absence of any such instructions, the Agent may act or refrain from acting as it shall see fit.

21.3	Relationship
(a)	The relationship between the Agent and each Lender is that of principal and agent only. Nothing herein shall constitute the Agent a trustee or fiduciary for any Lender, the Borrowers or any other Person.

(b)	The Agent shall not in any respect be agent of the Borrowers by virtue of this Agreement.

(c)	The Agent shall not be liable to the Borrowers for any breach by the Mandated Lead Arranger or by any Lender of this Agreement or be liable to any Lender or the Mandated Lead Arranger for any breach by any of the Borrowers hereof.
21.4	Delegation

The Agent may act hereunder through its officers, employees or agents.

21.5	Documentation

Neither the Agent, nor the Mandated Lead Arranger nor any of their officers, employees or agents shall be responsible to any Lender or to each other for
(a)	the valid execution, genuineness, validity, enforceability or sufficiency of this Agreement or any other document in connection herewith, or

(b)	the collectability of amounts payable hereunder, or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with this Agreement, the invitation telefax sent by the Mandated Lead Arranger to the Lenders or any other information supplied by the Borrowers in connection with any of the Finance Documents.

21.6	Events of Default

The Agent shall not be required to ascertain or inquire as to the performance or observance by the Borrowers of the terms of this Agreement or any other document in connection herewith. The Agent shall not be deemed to have knowledge of the occurrence of any Event of Default (or event which with lapse of time or the making of any determination under the Finance Documents or any combination of any of the foregoing, notice, determination of materiality or other condition may constitute such an Event of Default) other than in the case of a payment default of which the Agent gained actual knowledge unless the Agent has received written notice from a party hereto describing such Event of Default or event and stating that such notice is a “Notice of Default”. If the Agent receives such a Notice of Default, the Agent shall promptly give notice thereof to the Lenders.

21.7	Exoneration

Neither the Agent nor any of its officers, employees or agents shall be liable to any Lender for any action taken or omitted under or in connection with this Agreement unless caused by its or their gross negligence or wilful misconduct.

21.8	Reliance
(a)	The Agent may rely on any communication or document reasonably believed by it to be genuine and correct.

(b)	The Agent may in connection with the fulfilment of its role as Agent under and in connection with the Finance Documents engage, pay for and rely on legal or other professional advisers selected by it and shall be protected in so relying.
21.9	Credit Approval

Each of the Lenders severally represents and warrants to the Agent and the Mandated Lead Arranger that it has made its own independent investigation and assessment of the financial condition and affairs of the Borrowers and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to such Lender by the Agent or the Mandated Lead Arranger in connection herewith. Each Lender represents, warrants and undertakes to the Agent and the Mandated Lead Arranger that it shall continue to make its own independent appraisal of the creditworthiness of the Borrowers and their related entities while the Advances are outstanding or its Commitment is in force.

21.10	Information
(a)	The Agent shall promptly furnish each Lender with a copy of any documents received by it under Clause 18.2 (Information Undertakings) (but the Agent shall not be obliged to review or check the accuracy or completeness thereof) and, if requested by any Lender, with a copy of all documents received by the Agent under Clause 4 (Conditions Precedent) other than the Fee Letter and the mandate letter.

(b)	Neither the Agent nor the Mandated Lead Arranger shall have any duty either initially or on a continuing basis to provide any Lender with any credit or other information with respect to the financial condition or affairs of the Borrowers or any related entities whether coming into its possession or that of any related entities of the Agent or the Mandated Lead Arranger before the entry into of this Agreement or at any time thereafter.

(c)	The Agent shall not have any duty, unless specifically requested to do so by a Lender, to request any certificates or other documents from the Borrowers hereunder.

(d)	The Agent need not disclose any information relating to the Borrowers or any related entities if such disclosure would or might in the opinion of the Agent constitute a breach of any law or any duty of secrecy or confidence.
21.11	Agent and Mandated Lead Arranger Individually
(a)	Each of the Agent and the Mandated Lead Arranger, if a Lender, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent or the Mandated Lead Arranger.

(b)	The Agent and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking, trust, advisory or other business whatsoever with the Company and its related entities and accept and retain any fees payable by the Company or any of its related entities for its own account in connection herewith without liability to account therefor to any Lender.
21.12	Indemnity

Each Lender agrees to indemnify the Agent on demand (to the extent not reimbursed by the Company under this Agreement) for any and all liabilities, losses, damages, penalties, actions, judgements, costs, expenses or disbursements of any kind whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of its acting as the Agent under this Agreement or performing its duties hereunder or any action taken or omitted by the Agent hereunder (including, without limitation, the charges and expenses referred to in Clause 23 (Expenses) and all stamp taxes on or in connection with this Agreement). Such indemnification by each Lender shall be pro rata to its Commitment or (as the case may be) participation in the Advances. Notwithstanding the foregoing, no Lender shall be liable for any portion of the foregoing resulting from the Agent’s gross negligence or wilful misconduct.

21.13	Legal Restrictions

The Agent may refrain from doing anything which would or might in its opinion (i) be contrary to the law of any jurisdiction or any official directive or (ii) render it liable to any person or (iii) violate its duty of secrecy as a bank, and may do anything which in its opinion is necessary to comply with any such law or directive.

21.14	Resignation and Removal

The Agent may, after prior consultation with the Company, resign by giving written notice thereof to the Lenders and the Company. In addition, the Majority Lenders may, by giving at least 30 days’ notice to the Agent, the other Lenders and the Company, as appropriate, remove the Agent. In either such event, after prior consultation with the Company, the Majority Lenders may appoint a successor to such Agent. Any successor Agent appointed hereunder must be a Lender or a Lender’s Affiliated Company at the time of its appointment. If the Majority Lenders have not, within 30 days after such notice of resignation or removal, appointed a successor Agent which shall have accepted such appointment, the retiring or removed Agent shall have the right to appoint a successor Agent. The resignation or removal of the retiring or removed Agent and the appointment of any successor Agent shall both become effective upon the successor notifying all the parties thereto in writing that it accepts such appointment, whereupon the successor Agent shall succeed to the position of the retiring or removed Agent and the term “Agent” herein shall mean such successor Agent. This Clause 21.14 (Resignation and Removal) shall continue to the benefit of a retiring or removed Agent in respect of any action taken or omitted by it hereunder while it was Agent.

21.15	Recovery of Payments

Unless the Agent shall have received written notice from a Lender or a Borrower not less than two Business Days prior to the date upon which such Lender or such Borrower (the “party liable”) is to pay an amount to the Agent for transfer to any Borrower or any Lender respectively (the “payee”) that the party liable will not make that amount available to the Agent, the Agent may assume that the party liable has paid such amount to the Agent on the due date in accordance herewith. In reliance upon such assumption, the Agent may (but shall not be obliged to) make available a corresponding sum to the payee(s). In the event that such payment is not made to the Agent, the payee(s) shall forthwith on demand repay such sum to the Agent together with interest on such amount until its repayment (calculated from the date of payment to the date of receipt) at a rate determined by the Agent reflecting its cost of funds. The provisions of this Clause 21.15 (Recovery of Payments) are without prejudice to any rights the Agent and the payee may have against the party liable.

21.16	Facility Offices

The Agent may treat each Lender named as a party as entitled to payment hereunder and as acting hereunder through its office specified in Schedule 5 (Facility Offices) to this Agreement until it has received written notice from the Lender concerned to the contrary not less than five Business Days prior to the relevant payment.

21.17	Exemption from section 181 German Civil Code

The Agent and the Mandated Lead Arranger are hereby granted exemption from the restriction of section 181 of the German Civil Code or any similar restriction of the applicable laws of any other country.

21.18	Confidentiality

In acting as the Agent or Mandated Lead Arranger for the Lenders, the Agent or Mandated Lead Arranger’s agency and syndication divisions shall be treated as separate entities from any other of their relevant divisions or departments. Furthermore, notwithstanding the foregoing provisions of this Clause 21 (The Agent, the Mandated Lead Arranger and the Lenders), in the event that the Agent or any of the Mandated Lead Arranger should act for the Borrowers in any capacity in relation to any matter other than those directly or indirectly related to its capacity as Agent for the Lenders or as Mandated Lead Arranger thereunder, then any information given by the Borrowers to the Agent or the Mandated Lead Arranger in such other capacity shall be treated as confidential by the Agent or the Mandated Lead Arranger.

SECTION 22
FEES
22.	FEES

22.1	Upfront Fee

The Company shall pay to the Agent for the pro rata account of the Lenders an upfront fee as agreed in the Fee Letter.

22.2	Commitment Fee
(a)	The Company shall pay to the Agent for the account of each Lender a commitment fee computed at the rate of 0.625 per cent. per annum on the basis of the actual days elapsed divided by 360 during the period from the earlier of (x) the date falling one (1) month after the date of this Agreement and (y) the date on which the Agent received all the conditions precedent documents in form and substance satisfactory to it in accordance with Clause 4.1 (Conditions Precedent to first Advance), up to and including the last day of the relevant Availability Period on the amount of the undrawn and uncancelled Commitments. Accrued commitment fee is payable in Euro quarterly in arrears and on the last day of the Availability Period.

(b)	In case the Total Commitments or the entire Commitments of a particular Lender are cancelled, any commitment fee owed in relation to such cancelled Commitments will be payable on the date on which such cancellation becomes effective.
22.3	Agency Fee

The Company shall pay to the Agent for its own account an agency fee as agreed in the Fee Letter.

22.4	VAT

Any fee referred to in this Clause 22 (Fees) is exclusive of any value added or turnover tax or any other Tax which might be chargeable in connection with that fee. If any value added tax or other Tax is so chargeable, it shall be paid by the Obligors in addition to such fees at the same time as it pays the relevant fee.

SECTION 23
EXPENSES
23.	EXPENSES

The Company shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including reasonable legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document or in connection with any amendment, waiver, consent or suspension of rights (or any proposal of any of the foregoing) requested by or on behalf of any Obligor and relating to a Finance Document or a document referred to in any Finance Document.

SECTION 24
STAMP DUTIES
24.	STAMP DUTIES

The Company shall, or shall procure that each Obligor shall, pay and forthwith on demand indemnify each Finance Party against any cost, loss or liability it incurs in respect of, any stamp, registration and similar Tax which is or becomes payable in connection with the entry into, performance or enforcement of this Agreement or any of the Finance Documents or the transactions contemplated by the Finance Documents.

SECTION 25
WAIVERS; REMEDIES CUMULATIVE
25.	WAIVERS; REMEDIES CUMULATIVE

No failure to exercise and no delay in exercising on the part of any Finance Party, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Finance Party shall be effective unless it is in writing. The rights and remedies of each Finance Party herein provided are cumulative and not exclusive of any rights or remedies provided by law.

SECTION 26
NOTICES
26.	NOTICES
(a)	Any correspondence, reports, announcements, consultations, documentation and communication between the parties to this Agreement shall be in the English or the German language and shall be in writing, by mail, or by telefax.

(b)	Without prejudice to any future change of address, all correspondence from any Obligor to the Lenders shall be sent to the Agent at the following address:

CITIBANK INTERNATIONAL PLC 33 Canada Square London E14 5LB United Kingdom Phone: + 44 207 500 4245/4254 Fax: +44 208 636 3824/3825 Attn: Ian Hayton/Howard Batson/Sonia Gosparini

All correspondence from the Lenders or the Agent to the Borrowers shall be sent to the following address:

QIMONDA AG Gustav Heinemann Ring 212 81739 München Germany Phone: +49 89 234 26380 Fax: +49 89 234 955 6557 Attn: Head of Finance and Treasury

(c)	All correspondence from the Agent to the Lenders shall be sent to the addresses listed in Schedule 5 (Facility Offices) until the Agent has received written notice from the Lender concerned to the contrary not less than five Business Days prior to the relevant correspondence.

SECTION 27
ASSIGNABILITY, TRANSFER, SUBSTITUTION
27.	ASSIGNABILITY, TRANSFER, SUBSTITUTION

27.1	Assignments and Transfers by the Obligors

The Obligors are not entitled to assign or transfer all or any of their rights, benefits and obligations hereunder.

27.2	Additional Borrowers
(a)	Subject to compliance with Clause 18.2(g) (“Know your customer” checks) and Clause 18.4(h) (Senior Bonds Issue), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:
(i)	the Additional Borrower is a Subsidiary of the Company but is not incorporated in the same jurisdiction as an existing Original Borrower of the Facility and all the Lenders have approved the addition of that Subsidiary; or

(ii)	the Additional Borrower is a Subsidiary of the Company and is incorporated in the same jurisdiction as an existing Original Borrower and the Majority Lenders have approved the addition of that Subsidiary; and

(iii)	the Company and that relevant Subsidiary deliver to the Agent a duly completed and executed Accession Document designating the relevant Subsidiary as an Additional Borrower; and

(iv)	the Company confirms to the Agent that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Schedule 4 (Further Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.
(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence referred to in paragraph (a)(v) above.
27.3	Resignation of Borrowers
(a)	The Company may request at any time that a Borrower ceases to be a Borrower (the “Resigning Borrower”) by delivering to the Agent a respective notice of resignation.

(b)	The Agent shall accept such notice of resignation and notify the Company and the Lenders of its acceptance if:
(i)	no Event of Default (or event which with giving of notice or lapse of time or the making of any determination under the Finance Documents or any combination of any of the foregoing would constitute an Event of Default) is continuing or would result from the acceptance of such notice;

(ii)	no amount is due or owing from the Resigning Borrower under any Finance Document; and

(iii)	no further Advance has been requested by the Resigning Borrower;

whereupon the Resigning Borrower shall cease to be a Borrower and shall have no further rights or obligations as Borrower under the Finance Documents.
27.4	Assignment and Transfer by the Lenders
(a)	A Lender may, with the prior written consent of the Company which shall not be unreasonably withheld or delayed, at any time:
(i)	assign all or any part of its rights hereunder or

(ii)	transfer in accordance with Clause 27.4(d) all or any part of its rights and obligations hereunder, to other (x) banks or financial institutions or (y) a trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in or securitising loans, securities or other financial assets (“Fund”) provided that each transferee is (i) a minimum of investment grade as measured by one of the recognized rating agencies and (ii) (if on the date on which a transferee becomes a Lender it is a requirement of Dutch law that the transferee is a PMP) a PMP within the meaning of Schedule 9 (Professional Market Parties). An amount of principal and the amount of interest accrued thereon may not be assigned or transferred separately.

Any such consent shall be deemed to have been given unless notice to the contrary is received within 10 Business Days of the request therefor.

No consent is required for a transfer or an assignment (i) in case such transfer or assignment is effected after an Event of Default has occurred, or (ii) in case such transfer or assignment is made to a Lender’s Affiliated Company being a bank or a Fund and (if on the date on which a transferee becomes a Lender it is a requirement of Dutch law that the transferee is a PMP) a PMP within the meaning of Schedule 9 (Professional Market Parties), subject to Clause 27.6 (Obligors’ Protection).

(b)	A Lender may, with the prior written consent of the Company, which shall not be unreasonably withheld or delayed, at any time:
(i)	assign all or any part of its rights hereunder or

(ii)	transfer in accordance with Clause 27.4(d) all or any part of its rights and obligations hereunder, to other banks, financial institutions or Funds not falling within Clause 27.4(a), provided (if on the date on which a transferee becomes a Lender it is a requirement of Dutch law that the transferee is a PMP) such other bank, financial institution or securitisation vehicle qualifies as a PMP within the meaning of Schedule 9 (Professional Market Parties).

Any such consent shall be deemed to have been given unless notice to the contrary is received within 10 Business Days of the request therefor.

No consent is required for a transfer or an assignment (i) in case such transfer or assignment is effected after an Event of Default has occurred, or (ii) in case such transfer or assignment is made to a Lender’s Affiliated Company being a bank and (if on the date on which a transferee becomes a Lender it is a requirement of Dutch law that the transferee is a PMP) a PMP within the meaning of Schedule 9 (Professional Market Parties), subject to Clause 27.6 (Obligors’ Protection).

(c)	Unless and until an assignee (the “Assignee”) has agreed with the Agent and the Lenders in writing that it shall be under the same obligations towards each of them as it would have been under if it had been a party hereto, neither the Agent nor any Lender shall be obliged to recognise such Assignee as having the rights against it which such Assignee would have had if it had been a party hereto. For the purposes of this Clause 27.4 (Assignment and Transfer by the Lenders), each Lender hereby authorises the Agent to execute on its behalf any agreement with any Assignee pursuant to which such Assignee agrees that it shall be under the same obligations towards each of the Lenders as it would have been had it been a party hereto.

(d)	If any Lender wishes to transfer its rights, benefits and obligations hereunder to another bank or financial institution (the “Joining Lender”) in accordance with Clause 27.4(a)(ii) or Clause 27.4(b)(ii), then such transfer shall be effected by the delivery to the Agent of a duly completed and duly executed agreement substantially in the form set out in Schedule 6 (a “Transfer Agreement”) whereupon:
(i)	the Borrowers, the Guarantors, the Agent and such Lender shall, to the extent provided in such Transfer Agreement, each be released from further obligations to the other hereunder and their respective rights against each other shall be cancelled (such rights and obligations being referred to in this Clause 27.4(d) as “discharged rights and obligations”);

(ii)	the Borrowers, the Guarantors and the Joining Lender thereto shall each assume obligations towards, and acquire rights from, each other which differ from the discharged rights and obligations only insofar as the obligations so assumed and the rights so acquired by the Borrowers and the Guarantors are owed to and constituted by claims against such Joining Lender and not such Lender, and

(iii)	the Agent, the Mandated Lead Arranger, such Joining Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Joining Lender been an original party hereto with the obligations assumed by it as a result of such transfer.
(e)	The transfer or assignment by a Lender of part of its rights and benefits or obligations hereunder shall be in a minimum amount of Euro 1,000,000 and thereafter whole multiples thereof (provided that a Lender may always transfer any remaining amount of its rights and obligations which may be less than Euro 1,000,000).

(f)	Any transfer or assignment of any of the rights and benefits of any Lender hereunder shall be at no cost to the Borrowers and accordingly each Assignee or each Joining Lender which delivers an assignment agreement or a Transfer Agreement to the Agent shall pay to the Agent a registration fee of Euro 1,000 in respect of the assignment or transfer effected, such fee to be payable on delivery of such assignment agreement or Transfer Agreement.

(g)	The Agent shall promptly notify the Company of any assignment or transfer pursuant to this Clause 27.4 (Assignment and Transfer by the Lenders).
27.5	Change of Facility Office

Each Lender may at any time and at its expense change its Facility Office, but such Lender shall give the Agent prior written notice thereof and until receipt of such notice the Agent may assume that no such change has occurred.

27.6	Obligors’ Protection

If:
(a)	a Lender assigns or transfers any of its rights and obligations hereunder or changes its Facility Office; and

(b)	an Obligor would be obliged to make a payment to the Assignee or Joining Lender or Lender acting through its new Facility Office under Clause 9.7(a), 14.2 (Gross-up) or 15.1 (Increased Costs) above, then the Assignee or Joining Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Lender making the assignment or transfer or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

27.7	Disclosure

Each Lender may only disclose any information about this Agreement and any information in the possession of such Lender relating to the Borrowers and/or their Subsidiaries (i) to any proposed assignee, transferee or subparticipant or any proposed substitute therefore, and (ii) to their legal, tax and financial advisors as well as (iii) to any Person to which any Lender is legally required to disclose such information provided however, that (a) in case of disclosure of any such information and/or the Information Package to a Person listed under (i) above, such Person has signed a confidentiality agreement customarily used in transactions of this nature and (b) in case of disclosure to a Person not being a bank or not being subject to banking secrecy requirements such Person has signed a confidentiality agreement pursuant to which any information about this Agreement and any information in the possession of such Lender relating to the Borrowers and/or their Subsidiaries must be kept confidential unless disclosure is required by any law or regulation applicable to such Person. Each Lender shall notify the Borrowers promptly of any disclosure made in accordance with this clause, and shall, if requested by the Borrowers, supply a copy of any confidentiality undertaking entered into as aforesaid.

27.8	Reference Banks

If a Reference Bank (or, where a Reference Bank is not a party hereto but an Affiliate of such Reference Bank is a party hereto, such Affiliate) ceases to be a party hereto, the Agent upon instruction of the Majority Lenders shall after consultation with the Company appoint another party hereto or Affiliate of another party hereto to replace that Reference Bank.

SECTION 28
CURRENCY INDEMNITY
28.	CURRENCY INDEMNITY
(a)	Payment made by a Borrower or, if payment is made by a Guarantor under the Guarantee, by the Guarantor to the Lenders on the basis of any judgement in a currency (hereinafter referred to as the “Judgement Currency”) other than the currency in which the payment was due (hereinafter referred to as the “Required Currency”) shall only discharge such Borrower’s or, if payment is made by such Guarantor, such Guarantor’s obligation to the extent of the amount in the Required Currency that the Lenders, immediately upon receipt of such payment, would be able to purchase with the amount so received on a recognised foreign exchange market. In the event that such amount in the Judgement Currency is less than the amount due in the Required Currency pursuant to the provisions of this Agreement, then such Borrower or Guarantor, respectively, shall be liable to pay the difference; such obligation of such Borrower and such Guarantor, respectively, being a separate and independent obligation, forming the basis of a separate cause of action.

(b)	The Borrowers and the Guarantors waive any rights they may have in any jurisdiction to pay any amount hereunder in a currency other than that in which it is expressed to be payable hereunder.

SECTION 29
PRO RATA SHARING
29.	PRO RATA SHARING
(a)	Except for payments to a Lender from the Agent which were received by the Agent for the account of such Lender in accordance with this Agreement, if a Lender shall at any time receive satisfaction by way of payment or foreclosure of any collateral or security or a declaration of set-off made by such Lender of all or a part of any amount payable by the Borrowers or the Guarantors hereunder or under the Guarantee (the “Amount Payable”) in a proportion which, in relation to any amounts received by any other Lender or Lenders, represents more than its percentage participation for the time being in the Amount Payable, then such Lender shall promptly purchase from the other Lenders such participation in the Amount Payable including the claims for payment of interest maintained by those other Lenders as may be necessary to cause the purchasing Lender to share the amount in excess of its percentage participation for the time being in the Amount Payable rateably with the other Lenders. Each of the Lenders hereby agrees to sell and transfer a participation in an Amount Payable, including the claims for payment of interest as may be necessary to give effect to this provision.

(b)	Notwithstanding Clause 29(a), no portion of any payment or satisfaction of all or part of any Amount Payable to such Lender hereunder received in connection with or as a result of legal proceedings brought by or in the name of such Lender shall be payable pursuant to Clause 29(a), to any other Lender where each other Lender has had an opportunity to join in such proceedings yet has declined to do so. Each Lender shall give prior written notice to each other Lender of its intention to institute legal proceedings in any jurisdiction.

(c)	If at any time any Lender (the “Refunding Lender”) shall be required to refund any amount which has been paid to or received by it on account of any part of any Amount Payable by the Borrowers or the Guarantors hereunder and in respect of which it has paid an amount to any other Lender pursuant to Clause 29(a), such other Lender shall against re-transfer of the purchased participation in an Amount Payable including the claims for payment of interest repay a proportionate amount of the sum so refunded together with such amount (if any) as is necessary to reimburse the Refunding Lender the appropriate portion of any interest it shall have been obliged to pay when refunding such amount as aforesaid for the period whilst such other Lender held the amounts to be refunded.

(d)	If a Lender receives satisfaction as set forth in Clause 29(a), it shall give notice thereof to the Agent. The Agent shall then calculate the amount to be paid pursuant to Clause 29(a). Such Lender shall pay this amount within the time period set forth by the Agent to the Agent which will then distribute the amount among the other Lenders. Each of the Lenders hereby authorises the Agent to assign to the Lender receiving such satisfaction and to accept the assignment of, such participation in Amounts Payable including claims for payment of interest on their behalf as set forth in Clause 29(a). The Agent shall confirm the assignments to all Lenders in writing every time such assignments take place. Clause 29(d) sentences 1 through 3 apply mutatis mutandis in case of a refund pursuant to Clause 29(c).

SECTION 30
SET-OFF
30.	SET-OFF

Each Lender may set off any matured obligation owed by a Borrower under this Agreement against any obligation owed by the Lender to such Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange applicable on the day of set-off for the purpose of set-off.

SECTION 31
MISCELLANEOUS
31.	MISCELLANEOUS

31.1	Amendments

Any alteration, amendment to or waiver of any provision of this Agreement shall be in writing and requires the consent of the Obligors and of the Majority Lenders provided, however, that (i) any alteration or amendment of the definition of the term “Majority Lenders” or “Margin”, any change of a payment date, any change of the currency of any amount payable hereunder, a change of a Commitment (except as permitted by this Agreement), a decrease of any amount payable hereunder, an extension of the Final Maturity Date, or any alteration or amendment to Clauses 2.2 (Severability of Finance Parties’ Obligations), 2.3 (Severability of Finance Parties’ Rights), 4.2 (Conditions Precedent to each Advance), 4.3 (Conditions relating to Optional Currencies), 19 (Guarantee), 27.1 (Assignments and Transfers by the Obligors), 27.4 (Assignment and Transfer by the Lenders) or this Clause 31.1 (Amendments) or any other provision requiring the consent of all Lenders may only be agreed with the consent of all Lenders and (ii) any change, alteration or amendment of the rights or obligations of the Agent under this Agreement may only be agreed with the consent of the Agent. Oral agreements shall have no legal effect.

31.2	Governing Law

The form and content of this Agreement, as well as the rights and obligations of the Lenders, the Obligors, the Agent and the Mandated Lead Arranger shall be construed according to the laws of the Federal Republic of Germany in every respect.

31.3	Waiver of Trial by Jury

In relation to any proceedings before any United States court (whether state or federal) each party to this agreement waives any right it may have to a jury trial of any claim or cause of action in connection with any finance document or any transaction contemplated by any finance document. This Agreement may be filed in any such proceedings as a written consent to trial by the court.

31.4	Severability

Should any provision of this Agreement be or become wholly or partly, invalid, then the remaining provisions shall remain valid. Invalid provisions shall be replaced in accordance with the intent of the parties and the purpose of this Agreement.

31.5	Jurisdiction

The applicable place of jurisdiction for all disputes arising out of or in connection with the Finance Documents shall be Frankfurt am Main, Germany. However, the Finance Parties may, at their option, commence proceedings before any competent court of law in the Federal Republic of Germany and/or in any other country in which assets of the Obligors are situated. In the latter case the laws of Federal Republic of Germany shall, pursuant to Clause 31.2 (Governing Law), also be applicable.

31.6	Process Agent

Qimonda B.V. irrevocably and unconditionally appoints the Company to accept service of process in connection with the Finance Documents in respect of legal actions instituted before the courts in the Federal Republic of Germany, and the Company hereby irrevocably accepts such appointment.

31.7	Confirmation pursuant to Section 8 German Money Laundering Act (Geldwäschegesetz)

The Borrowers hereby confirm to the Lenders that all loans to be drawn by any of them under this Agreement will solely be drawn for its own account and that, accordingly, each Borrower qualifies as economic beneficiary (wirtschaftlich Berechtigter) under Section 8 Geldwäschegesetz.

31.8	Schedules

The Schedules form part of this Agreement.

31.9	Counterparts

This Agreement has been executed in the English language in counterparts. One execution copy shall be provided to each of the Obligors, the Agent, the Mandated Lead Arranger and to each of the Lenders. Each executed copy shall have the effect of an original.

Munich, this      July 2006
The Obligors:
QIMONDA AG

as Company, Original Borrower and Original Guarantor

By	By

Signature:	Signature:

Name:	Name:

QIMONDA HOLDING B.V.

as Original Borrower

By	By

Signature:	Signature:

Name:	Name:

The Mandated Lead Arrangers:

CITIGROUP GLOBAL MARKETS LIMITED

as Mandated Lead Arranger

CREDIT SUISSE, LONDON BRANCH

as Mandated Lead Arranger

J.P. MORGAN PLC

as Mandated Lead Arranger

ABN AMRO BANK N.V., NIEDERLASSUNG DEUTSCHLAND

as Mandated Lead Arranger

DEUTSCHE BANK AG

as Mandated Lead Arranger

BAYERISCHE HYPO- UND VEREINSBANK AG

as Mandated Lead Arranger

The Agent:

CITIBANK INTERNATIONAL PLC

as Agent

The Original Lenders:

CITIBANK NA, LONDON BRANCH

as Lender

CREDIT SUISSE, LONDON BRANCH

as Lender

JPMORGAN CHASE BANK, N.A.

as Lender

ABN AMRO BANK N.V., NIEDERLASSUNG DEUTSCHLAND

as Lender

DEUTSCHE BANK LUXEMBOURG S.A.

as Lender

HVB BANQUE LUXEMBOURG SOCIÉTÉ ANONYME

as Lender

SCHEDULE 1
PART 1
LENDERS’ COMMITMENTS
Lenders’ Commitments
(all amounts in Euro)

Lender	Allocation Amounts in Euro
Citibank NA, London Branch	41,666,666.67

Credit Suisse, London Branch	41,666,666.67

JPMorgan Chase Bank, N.A.	41,666,666.67

ABN AMRO Bank, N.V., Niederlassung Deutschland	41,666,666.67

Deutsche Bank Luxembourg S.A.	41,666,666.66

HVB Banque Luxembourg Société Anonyme	41,666,666.66

Total	250,000,000.00
PART 2
THE ORIGINAL BORROWERS
Qimonda AG
Qimonda Holding B.V.

SCHEDULE 2
DRAWDOWN NOTICE
Drawdown Notice
[Letterhead of Borrower]

To:	Citibank International plc
[address]

Date:	[ • ]
Pursuant to Clause 5.1 (Drawdown Notice) of the Euro 250,000,000 Facility Agreement dated [ • ] 2006 between Qimonda AG and Qimonda B.V. as Borrowers and the Finance Parties (the “Agreement”), we hereby request the following Advance under the Facility on our behalf:

(a)	Drawdown Date:	[ • ]

(b)	Amount /Original Euro Amount of Advance:	[ • ]

(c)	Currency:	[ • ]

(d)	Term:	[ • ] months

(e)	The account to which the Advance is to be transferred	[ • ]

(f)	Borrower:	[ • ]
We hereby confirm that on both on the date hereof and on the Drawdown Date:
(i)	the Repeated Representations and Warranties are correct in all material respects;

(ii)	no Event of Default [(or any event which with giving of notice or lapse of time or the making of any determination under the Finance Documents or any combination of any of the foregoing would constitute such an Event of Default)][only to be inserted in case of an Advance other than a Rollover Advance] has occurred and is continuing unremedied or unwaived or would result from the making of this Advance;

(iii)	the Borrower is not and following the Advance will not be in breach of its borrowing limits;

(iv)	[only to be inserted in case of an Advance other than a Rollover Advance] the Borrower has Minimum Liquidity in excess of Euro 300,000,000 (excluding any outstanding principal amounts under the Facility).
We further confirm that to the best of our knowledge and belief, we will be in compliance with the financial covenants set out in Clause 18.5 (Financial Covenants) on the next Covenant Test Date (taking into account any proceeds drawn under the Facility).

(authorised signature of Borrower)

SCHEDULE 3
ACCESSION AGREEMENT
[Letterhead of proposed Guarantor/Borrower]

To:	Citibank International plc
[address]

Date:	[ • ]
We refer to Clause 19.6 (Additional Guarantors) of the Euro 250,000,000 Facility Agreement dated [ • ] 2006 between, amongst others, Qimonda AG and Qimonda B.V. as Original Borrowers and the Finance Parties (the “Agreement”) as set forth therein.
We, [name of company] of [Registered Office] (Registered no. [ • ]) agree to become an Additional [Guarantor]/[Borrower] and will irrevocably and unconditionally guarantee the full payment of interest, principal and any other amount due hereunder in accordance with and to be bound by the terms of the Agreement as an Additional [Guarantor] /[Borrower] in accordance with Clause [19.6 (Additional Guarantors)] [Clause 27.2 (Additional Borrowers)].
[Add appropriate limitation of guarantee wording where required under applicable laws]
We, [name of company] herewith irrevocably and unconditionally appoint [ • ] (the “Process Agent”) to accept service of process in connection with the Finance Documents, in respect of legal actions instituted before the courts in the Federal Republic of Germany.
The form and content of this Accession Agreement [(including the Guarantee)], shall be construed according to the laws of the Federal Republic of Germany in every respect.
This is a Finance Document.
Our address for notices for the purposes of Clause 26 (Notices) is:
[ • ]

(authorised signature of Additional Guarantor/Borrower)

SCHEDULE 4
FURTHER CONDITIONS PRECEDENT
to be delivered by an Additional Obligor
1.	Certified copies of the current articles of association and such other corporate documents relating to the Additional Obligor as the Agent may reasonably request;

2.	Certified extracts of the Commercial Register relating to the Additional Obligor of most recent date (where applicable);

3.	Copies of all authorisations, corporate or official, if any, relating to the Additional Obligor necessary under the laws of the Relevant Jurisdiction for the approval of, the entry into and performance by the Additional Obligor of the Accession Agreement and the transactions contemplated thereby and for the validity and enforceability of the Finance Documents;

4.	Evidence of the authority of the person or persons acting for the Additional Obligor to sign the Accession Agreement and any other notices or other communications to be given by or on behalf of the Additional Obligor hereunder together with an authenticated specimen signature of such persons;

5.	A certificate of a director of the Additional Obligor certifying the Relevant Jurisdiction in relation to the Additional Obligor and that entering into the Agreement as Additional Obligor in full would not cause any borrowing limit binding on it to be exceeded;

6.	A copy of the latest financial statements of the Additional Obligor;

7.	A legal opinion from external legal advisors of recognised standing to the Additional Obligor addressing due execution, incorporation and capacity of such Additional Obligor and enforceability of the Finance Documents as they relate to such Additional Obligor.

8.	In relation to each US Additional Obligor:
(a)	A solvency certificate issued by each US Additional Obligor and addressed to the Agent confirming the solvency of such US Additional Obligor immediately following entry by it into any Finance Document to which it is a party.

(b)	A copy of a good standing certificate (including verification of tax status) or the equivalent certificate in the applicable jurisdiction with respect to each US Additional Obligor, issued as of a recent date of the date of each Finance Document to which it is a party by the Secretary of State or other appropriate official of that US Additional Obligor’s jurisdiction of incorporation or organisation.
Each of the documents specified in paragraphs 1 to 6 above shall be certified by a duly authorised officer of the relevant Additional Obligor as being correct, complete and in full force and effect as at a date not earlier than the date of the Accession Agreement.

SCHEDULE 5
FACILITY OFFICES
Citibank NA, London Branch
5th Floor
Citigroup Centre
33 Canada Square
London E14 5LB
Telephone: +44 20 7986 6938
Telefax: +44 20 7986 8278
Credit Suisse, London Branch
One Cabot Square
London E14 4QJ
Telephone: +44 20 7883 8879
Telefax: +44 20 7888 8391
JPMorgan Chase Bank, N.A.
125 London Wall
London EC2Y 5AJ
Telephone: +44 207 777 2000
Telefax: +44 207 325 0439
ABN AMRO Bank N.V., Niederlassung Deutschland
Theodor-Heuss-Allee 80
60486 Frankfurt am Main
Telephone: +49 (0) 69 2690 00
Telefax: +49 (0) 69 2690 2109
Deutsche Bank Luxembourg S.A.
2, boulevard Konrad Adenauer
1115 Luxembourg
Telephone: +352 42122 329
Telefax: + 352 42122 287
HVB Banque Luxembourg
Société Anonyme
4, Rue Alphonse Weicker
L-2721 Luxembourg
Telephone: + 352 2721 2182
Telefax: + 352 2721 4544

SCHEDULE 6
TRANSFER AGREEMENT
between
[Lender]
and
[Joining Lender]
PREAMBLE
Whereas:
1.	By the Euro 250,000,000 Facility Agreement dated [•] 2006 between Qimonda AG and Qimonda B.V. as Borrowers (the “Borrowers”) and the Finance Parties as set forth therein (the “Agreement”), the Lenders made available to the Borrowers a multicurrency revolving credit facility in the total amount of Euro 250,000,000. The Lender has assumed a Lender’s Commitment in the amount of Euro [•].

2.	The Lender has, pursuant to Clause 27.4 (Assignment and Transfer by the Lenders) of the Agreement, the right to transfer to a third party its legal position as Lender including all its rights and obligations arising pursuant to the provisions of the Agreement, wholly or in part, in amounts of no less than Euro 1,000,000 or whole number (non-fractional) multiples thereof (provided that a Lender may always transfer any remaining amount of its rights and obligations which may be less than Euro 1,000,000).

3.	The Lender is desirous of transferring its legal position as Lender by way of assumption of contract (Vertragsübernahme) in the amount of Euro [•] to the Joining Lender, and the Joining Lender is desirous of assuming this legal position of the Lender, including all rights and obligations.
In consideration of the above, the parties to this Transfer Agreement hereby agree as follows (capitalised terms shall have the meaning given to them in the Agreement):
1.	Purchase, Assignment and Assumption

Subject to the payment to the Agent of a fee in the amount of Euro [•],

1.1	The Joining Lender herewith purchases from the Lender the “Assigned Claims” (as defined below) at the transfer price set out in Appendix 1.

1.2	The Lender herewith assigns to the Joining Lender [all of] its rights under the Agreement, in particular including the claim for payment of principal and interest and all other rights by contract and operation of law, as against the Borrowers (the “Assigned Claims”) as set forth in Appendix 1.

1.3	The Joining Lender herewith assumes [all of] the obligations of the Lender [with respect to the amount set forth in Appendix 1] pursuant to the Agreement, as against the Borrowers.

1.4	Upon effective joinder by final and irrevocable consent of the Borrowers, the Lender shall be released from the obligations pursuant to its Lender’s Commitment to the Borrowers on the one hand and to the Lenders on the other hand.

2.	Confirmations and Assurances

2.1	The Joining Lender confirms that (i) it has received a copy of the Agreement and all other documentation and information required by it in connection with the transaction contemplated by this Transfer Agreement and (ii) (if on the date on which it becomes a Lender it is a requirement of Dutch law that the Joining Lender is a PMP) it qualifies as a PMP within the meaning of Schedule 9 (Professional Market Parties) of the Agreement, and that it is aware of the consequences of making such representation (such as the absence of protection under the ASCI).

2.2	The Joining Lender confirms that it has made and will continue to make its own assessment of the validity, enforceability and sufficiency of the Agreement and the Transfer Agreement and has not relied and will not rely on the Lender, the Mandated Lead Arranger, the Agent or any statements made by any of them in that respect.

2.3	The Joining Lender confirms that it has made and will continue to make its own credit assessment of the Borrowers and has not relied and will not rely on the Lender, the Mandated Lead Arranger, the Agent or any statements made by any of them in that respect.

2.4	The Lender assures and guarantees the Joining Lender that;
(a)	the Assigned Claims currently exist and are not subject to any objection,

(b)	the Assigned Claims are assignable and the Joining Lender becomes the owner thereof pursuant to this Transfer Agreement.
The Lender hereby confirms that it has fulfilled its obligations arising out of the Agreement with respect to the transferred position until the date hereof. The Lender gives no representation or warranty and assumes no responsibility with respect to the validity or enforceability of the Agreement or any document related thereto and assumes no responsibility for the financial condition of the Borrowers or any party to the Agreement or for the performance and observance by the Borrowers or any other party of any of its obligations under the Agreement and all such representations and warranties, whether expressed or implied by law or otherwise, are hereby excluded.

3.	Miscellaneous

3.1	The Lender shall inform the Agent without undue delay of the following;
(i)	the conclusion of this Transfer Agreement by the Lender and the Joining Lender;

(ii)	that obligations relating to the Assigned Claims can only be satisfied by performance to the Joining Lender.
3.2	The Joining Lender herewith empowers the Agent to exercise such rights, attorneys and discretions as required pursuant to the provisions of the Agreement.

3.3	The Agent shall be exempted from the restrictions of Section 181 of the German Civil Code.

3.4	Alterations and amendments to this Transfer Agreement shall be in writing. The requirement for writing can only be waived by written declaration. Oral agreements shall be of no effect.

3.5	This Transfer Agreement is subject to the laws of the Federal Republic of Germany. Any action in relation to the execution or performance of this Transfer Agreement for any reason whatsoever shall be subject to the jurisdiction of Frankfurt am Main.

3.6	Should any provision of this Transfer Agreement be or become wholly or partly invalid, then the remaining provisions shall remain valid. Invalid provisions shall be construed in accordance with the intent of the parties and the commercial purpose of this Transfer Agreement.

3.7	This Transfer Agreement is executed in two counterparts, one executed copy being provided to each party. Each executed copy shall have the effect of an original.
Signed on [•], in [•]
[THE LENDER]

[THE JOINING LENDER]

Appendix 1
to Transfer Agreement
[In relation to each Advance in which the Lender participated and in relation to which it desires to transfer its rights and obligations: please note that the precise denomination of the amounts to be transferred (Advance/Amount) is essential for the validity of the transfer under German law]
(A)	Participation in Advances transferred
(a)	Advance 1 (Drawdown Date, Term)
(i)	Amount of claims assigned under this Advance

(ii)	Currency of claims assigned under this Advance

(iii)	Interest Payment Date
(b)	Advance 2 (Drawdown Date, Term) (etc.)
(B)	Commitments transferred

• Transferred Commitment		[ ]

Facility Office of Joining Lender

Name:	[ ]

Address:	[ ]

Phone:	[ ]

Fax.:	[ ]

Attn.:	[ ]

SCHEDULE 7
ASSOCIATED COSTS FORMULAE
1.	The Associated Costs are an addition to the interest rate to compensate Lenders for the cost of compliance with the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions).

2.	On the first day of each Term (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender lending from a Facility Office in the United Kingdom, in accordance with the paragraphs set out below. The Associated Costs will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
(a)	in relation to a sterling Advance:

AB + C (B – D) + Ex0.01	per cent. Per annum
100 – (A + C)
(b)	in relation to an Advance in any currency other than sterling:

Ex0.01	per cent. per annum
300
     Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Associated Costs and, if the Advance is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 12.1 (Default Interest Rate)) payable for the relevant Term on the Advance.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.
4.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
5.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

6.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 6 and 7 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Associated Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 6 and 7 above.

11.	Any determination by the Agent pursuant to this Schedule 7 (Associated Costs Formulae) in relation to a formula, the Associated Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England or the Financial Services Authority (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 8
MATERIAL SUBSIDIARIES
of QIMONDA AG
(as of 31 March 2006)
Qimonda Dresden GmbH & Co. OHG
Qimonda Portugal S.A.
Qimonda North America Corp.
Qimonda Richmond LLC
Qimonda Technologies Suzhou Co. Ltd.

SCHEDULE 9
PROFESSIONAL MARKET PARTIES
For the purposes of Clauses 17.22 (Representation and Warranty of Lenders) and 27 (Assignability, Transfer, Substitution) hereof, professional market parties (“PMP”) are professional market parties as defined in the Dutch 1992 Banking Act Exemption regulation (Vrijstellingsregeling Wtk 1992) which includes (among others) (i) legal entities which are authorised or regulated to operate in the financial markets (including credit institutions, investment firms, other authorised or regulated financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies and commodity dealers), (ii) entities which are not so authorised or regulated but whose corporate purpose is solely to invest in securities (iii) national and regional governments, central banks and international and supranational institutions, (iv) legal entities which have at least two of (A) an average of at least 250 employees during the financial year preceding the date they extend credit to Qimonda B.V. or acquire an interest or a subparticipation in any loan made to Qimonda B.V. in accordance with Clause 27 (Assignability, Transfer, Substitution) hereof, (B) a total balance sheet of more than EUR 43,000,000 or (C) an annual net turnover of more than EUR 50,000,000, as shown in their annual or consolidated accounts of the financial year preceding the date they extend credit to Qimonda B.V. or acquire an interest or a subparticipation in any loan made to Qimonda B.V. in accordance with Clause 27 (Assignability, Transfer, Substitution) hereof, (v) companies and natural persons which have registered as professional market parties with the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten), (vi) enterprises with consolidated total assets of at least EUR 500,000,000 on their most recent year end balance sheet date, (vii) enterprises (A) with consolidated equity of at least EUR 10,000,000 on their most recent year end balance sheet date, and (B) which have been active on the financial markets at least twice a month (on average) during the last two years preceding the date they extend credit to Qimonda B.V. or acquire an interest or a subparticipation in any loan made to Qimonda B.V. in accordance with Clause 27 (Assignability, Transfer, Substitution) hereof, and (viii) natural persons (A) with net assets of at least EUR 10,000,000 as of the end of the calendar year preceding the date they extend credit to Qimonda B.V. or acquire an interest or a subparticipation in any loan made to Qimonda B.V. in accordance with Clause 27 (Assignability, Transfer, Substitution) hereof, and (B) who have been active on the financial markets at least twice a month (on average) during the last two years preceding the date they extend credit to Qimonda B.V. or acquire an interest or a subparticipation in any loan made to Qimonda B.V. in accordance with Clause 27 (Assignability, Transfer, Substitution) hereof.

SCHEDULE 10
FORM OF ANNUAL PROJECTIONS
Qimonda AG
Consolidated Statements of Operations

	Forecast	Forecast	Forecast	Forecast	Forecast
	Q1	Q2	Q3	Q4
	FY[___/___]	FY[___/___]	FY[___/___]	FY[___/___]	FY[___/___]
	[date]	[date]	[date]	[date]	[date]
	€ millions	€ millions	€ millions	€ millions	€ millions
Total net sales
Cost of goods sold
Gross profit

in % of sales

R&D expenses
in % of sales
S, G&A expenses
in % of sales
Other operating income (expense), net
Operating (loss) income

in % of sales

Interest income (expense), net
Other income, net
(Loss) income fr. continuing op. before income taxes

in % of sales

Income tax benefit (payment)
Net (loss) income

in % of sales

EBIT

in % of sales

EBIT DA

in % of sales

Qimonda AG
Consolidated Statements of Cash Flows

	Forecast	Forecast	Forecast	Forecast	Forecast
	Q1	Q2	Q3	Q4
	FY[___/___]	FY[___/___]	FY[___/___]	FY[___/___]	FY[___/___]
	[date]	[date]	[date]	[date]	[date]
	€ millions	€ millions	€ millions	€ millions	€ millions
Net (loss) income

Net cash provided by (used in) operating activities

Net cash used in investing activities thereof purchases of property, plant and equipment

Free Cash Flow

Net cash provided by financing activities

Net increase (decrease) in cash and cash equivalents

Cash and cash equivalents at beginning of period

Cash and cash equivalents at end of period

Qimonda AG
Consolidated Balance Sheet

	Forecast	Forecast	Forecast	Forecast
	Q1	Q2	Q3	Q4
	FY[___/___]	FY[___/___]	FY[___/___]	FY[___/___]
	[date]	[date]	[date]	[date]
	€ millions	€ millions	€ millions	€ millions
Cash and cash equivalents/Marketable Securities
Accounts receivables, net
Inventories
Deferred income taxes-current
Other current assets

Total current assets

Property, plant and equipment, net
Other long-term investments, net
Restricted cash
Deferred income taxes-non current
Other assets

Total non current assets

Total assets

Short-term debt and current maturities
Accounts payable
Accrued liabilities
Deferred income taxes-current
Other current liabilities

Total current liabilities

Long-term debt, excluding current maturities
Deferred income taxes-non current
Other non-current liabilities

Total non current liabilities

Total liabilities

Total shareholders’ equity

Total liabilities and shareholders’ equity

SCHEDULE 11
SUBORDINATION
The claims of the subordinated creditors of the [Company]/[relevant member of the Group] for payment of principal or interest or any other amounts arising under the subordinated Financial Indebtedness shall be subordinated to the claims of all other creditors of the [Company]/[relevant member of the Group]. Such subordination shall mean that in any event of liquidation, bankruptcy or other proceedings to avoid bankruptcy any payment which might become due under the subordinated Financial Indebtedness shall be made only after all claims against the [Company]/[relevant member of the Group] have been satisfied. Any right to set-off claims arising from the subordinated Financial Indebtedness in such insolvency situation against claims of the [Company]/[relevant member of the Group] shall be excluded. The subordinated Financial Indebtedness is an unsecured obligation of the [Company]/[relevant member of the Group] ranking at least pari passu with all other present and future unsecured and subordinated obligations of the [Company]/[relevant member of the Group], save for such obligations as may be preferred by applicable law.
The subordination shall be subject to the condition subsequent (auflösende Bedingung) of the exercise of the cancellation, repayment in full or termination of a €250,000,000 revolving credit facility granted by certain lenders in favour of the Company on [●] July 2006.